Exhibit 10.1

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of April 13, 2015 (the “Effective Date”) by and among ARC LOGISTICS PARTNERS LP, a Delaware limited partnership (the “MLP”), ARC LOGISTICS LLC, a Delaware limited liability company (the “Parent”), ARC TERMINALS HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), certain other Affiliates of the Borrower party hereto and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the MLP, the Parent, the Borrower, the several banks and other financial institutions and lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), are parties to that certain Second Amended and Restated Revolving Credit Agreement, dated as of November 12, 2013 (as amended by that certain First Amendment to Second Amended and Restated Revolving Credit Agreement and Amended and Restated Guaranty and Security Agreement, dated as of January 21, 2014 (the “First Amendment”), and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, Arc Terminals Joliet Holdings LLC, a newly-formed, non-wholly owned Subsidiary of the Borrower (“Arc Terminals Joliet”), has entered into that certain Membership Interest Purchase Agreement, dated as of February 19, 2015, pursuant to which Arc Terminals Joliet will acquire all of the issued and outstanding membership interests of Joliet Bulk, Barge & Rail LLC, a Delaware limited liability company (the “JBBR Acquisition”); and

WHEREAS, the Lenders have agreed to, among other things, (i) permit the JBBR Acquisition, (ii) provide certain Incremental Commitments and (iii) make certain other modifications to the Credit Agreement, as more fully set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the parties hereto agree as follows:

Section 1. Amendments to Credit Agreement. Upon satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement is hereby amended as follows:

(a) The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Annex I hereto. For the avoidance of doubt, Annex I incorporates changes made pursuant to the First Amendment, which changes are not indicated as stricken or added pursuant to this Amendment.

(b) Exhibit 5.1(c) to the Credit Agreement is hereby amended and restated in its entirety with the Exhibit attached as Annex II hereto.

(c) Schedules I and 5.17 to the Credit Agreement are hereby amended and restated in their entirety with the Schedules attached as Annex III hereto.

(d) Schedules 4.11, 4.14, 4.16 and 4.21 to the Credit Agreement shall be deemed amended and restated in their entirety upon delivery to the Administrative Agent of the updated Schedules pursuant to Section 3.4(c)(iii) of the Credit Agreement attached as Annex I hereto.

Section 2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until:

(a) the Administrative Agent shall have received executed counterparts to this Amendment from each of (i) the Loan Parties, (ii) the Required Lenders and (iii) the Lenders providing the JBBR Acquisition Incremental Commitments;

(b) the Administrative Agent shall have received an amendment fee in the amount of 0.05% of the Revolving Commitments as of the Second Amendment Effective Date of each Lender that consents to this Amendment, for the benefit of such Lender; and

(c) the conditions set forth in Section 3.3 of the Credit Agreement attached as Annex I hereto shall have been satisfied (or waived in accordance with Section 10.2 of the Credit Agreement).

Section 3. Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a) each of the Loan Parties (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(b) the execution, delivery and performance by each Loan Party of this Amendment are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and, if required, shareholder, partner or member, action;

(c) the execution, delivery and performance by the Loan Parties of this Amendment (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries or any judgment, order or ruling of any Governmental Authority where such violation could reasonably be expected to have a Material Adverse Effect, (iii) will not violate or result in a default under any Contractual Obligation of any Loan Party or any of its Restricted Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Restricted Subsidiaries where such a violation, default or payment could reasonably be expected to have a Material Adverse Effect and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens (if any) created under the Loan Documents;

(d) this Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

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(e) immediately after giving effect to this Amendment, (i) the representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects), except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date, and (ii) no Default or Event of Default has occurred and is continuing.

Section 4. Reaffirmations and Acknowledgments.

(a) Ratification of Obligations. Each Loan Party hereby ratifies the Credit Agreement and the other Loan Documents to which it is a party and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement, as amended hereby, and the other Loan Documents applicable to it and (ii) that it is responsible for the observance and full performance of its respective Obligations.

(b) Reaffirmation of Guaranty. Each Guarantor hereby consents to the execution and delivery by the Borrower of this Amendment and the consummation of the transactions described herein and agrees that the terms hereof shall not affect in any way its obligations and liabilities under the Loan Documents (as amended and otherwise expressly modified hereby), all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed (as amended and otherwise expressly modified hereby). Each Guarantor hereby jointly and severally ratifies and confirms the terms of the Guaranty and Security Agreement with respect to the Indebtedness now or hereafter outstanding under the Credit Agreement, as amended hereby, and all promissory notes issued thereunder. Each Guarantor hereby acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Guaranty and Security Agreement is and shall continue to be (i) a primary obligation of such Guarantor, (ii) an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Guarantor under the Guaranty and Security Agreement.

(b) Acknowledgment of Perfection of Security Interest. Each Loan Party hereby acknowledges and reaffirms that, as of the date hereof, the security interests and Liens granted to the Administrative Agent pursuant to the Guaranty and Security Agreement and the other Collateral Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Guaranty and Security Agreement and the other Collateral Documents.

Section 5. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

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Section 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York and all applicable federal law of the United States of America.

Section 7. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

Section 8. Costs and Expenses. The Borrower agrees to pay the costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment in accordance with Section 10.3 of the Credit Agreement.

Section 9. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

Section 10. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles and assigns.

Section 11. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or amendments, whether written or oral, with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ARC TERMINALS HOLDINGS LLC

By:	/s/ Bradley Oswald
Name:	Bradley Oswald
Title:	Vice President, Chief Financial Officer and Treasurer

ARC LOGISTICS PARTNERS LP

By:	Arc Logistics GP LLC, its general partner

By:	/s/ Bradley Oswald
Name:	Bradley Oswald
Title:	Senior Vice President, Chief Financial Officer and Treasurer

ARC LOGISTICS LLC

By:	/s/ Bradley Oswald
Name:	Bradley Oswald
Title:	Vice President, Chief Financial Officer and Treasurer

ARC TERMINALS NEW YORK HOLDINGS, LLC

By:	/s/ Bradley Oswald
Name:	Bradley Oswald
Title:	Vice President, Chief Financial Officer and
Treasurer

ARC TERMINALS MOBILE HOLDINGS, LLC

By:	/s/ Bradley Oswald
Name:	Bradley Oswald
Title:	Vice President, Chief Financial Officer and
Treasurer

BLAKELEY LOGISTICS, LLC

By:	/s/ Bradley Oswald
Name:	Bradley Oswald
Title:	Vice President, Chief Financial Officer and
Treasurer

ARC TERMINALS MISSISSIPPI HOLDINGS LLC

By:	/s/ Bradley Oswald
Name:	Bradley Oswald
Title:	Vice President, Chief Financial Officer and
Treasurer

LENDERS:

SUNTRUST BANK, as a Lender

By:	/s/ Scott Mackey
Name:	Scott Mackey
Title:	Director

LENDERS:

CITIBANK, N.A., as a Lender

By:	/s/ Daniel A Davis
Name:	Daniel A Davis
Title:	Senior Vice President

LENDERS:

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Collin Mayer
Name:	Collin Mayer
Title:	Assistant Vice President

LENDERS:

BARCLAYS BANK PLC, as a Lender

By:	/s/ Alicia Borys
Name:	Alicia Borys
Title:	Vice President

LENDERS:

REGIONS BANK, as a Lender

By:	/s/ Richard Kaufman
Name:	Richard Kaufman
Title:	Senior Vice President

LENDERS:

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Ryan Aman
Name:	Ryan Aman
Title:	Vice President

LENDERS:

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Victor Ponce de León
Name:	Victor Ponce de León
Title:	Senior Vice President

LENDERS:

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

LENDERS:

BANK MIDWEST,
A DIVISION OF NBH BANK, N.A., as a Lender

By:	/s/ Sarah E Burchett
Name:	Sarah E Burchett
Title:	Vice President

LENDERS:

ONEWEST BANK N.A., as a Lender

By:	/s/ Sean Murphy
Name:	Sean Murphy
Title:	Executive Vice President

ANNEX I

Amended Credit Agreement

[Attached]

Execution Version

Published CUSIP Number: 03878NAA0

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

dated as of November 12, 2013

among

ARC LOGISTICS PARTNERS LP

ARC LOGISTICS LLC

ARC TERMINALS HOLDINGS LLC

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK

as Administrative Agent

CITIBANK, N.A. and WELLS FARGO BANK, N.A.

as Co-Syndication Agents

BARCLAYS BANK PLC and REGIONS BANK

as Co-Documentation Agents

SUNTRUST ROBINSON HUMPHREY, INC.

CITIGROUP CAPITAL MARKETS, INC.

WELLS FARGO SECURITIES, LLC

BARCLAYS BANK PLC

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS; CONSTRUCTION	1
Section 1.1.	Definitions	1
Section 1.2.	Classifications of Loans and Borrowings	~~32~~35
Section 1.3.	Accounting Terms and Determination	~~32~~35
Section 1.4.	Terms Generally	~~32~~36

ARTICLE II	AMOUNT AND TERMS OF THE COMMITMENTS	~~33~~36
Section 2.1.	General Description of Facilities	~~33~~36
Section 2.2.	Revolving Loans	~~33~~36
Section 2.3.	Procedure for Revolving Borrowings	~~34~~38
Section 2.4.	Swingline Commitment	~~34~~38
Section 2.5.	Existing Revolving Loans	~~36~~39
Section 2.6.	Funding of Borrowings	~~36~~40
Section 2.7.	Interest Elections	~~37~~40
Section 2.8.	Optional Reduction and Termination of Commitments	~~38~~41
Section 2.9.	Repayment of Loans	~~38~~42
Section 2.10.	Evidence of Indebtedness	~~38~~42
Section 2.11.	Optional Prepayments	~~39~~42
Section 2.12.	Mandatory Prepayments	~~39~~43
Section 2.13.	Interest on Loans	~~40~~44
Section 2.14.	Fees	~~41~~45
Section 2.15.	Computation of Interest and Fees	~~42~~46
Section 2.16.	Inability to Determine Interest Rates	~~42~~46
Section 2.17.	Illegality	~~42~~46
Section 2.18.	Increased Costs	~~43~~47
Section 2.19.	Funding Indemnity	~~44~~48
Section 2.20.	Taxes	~~44~~48
Section 2.21.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~47~~51
Section 2.22.	Letters of Credit	~~49~~53
Section 2.23.	Increase of Commitments; Additional Lenders	~~52~~56
Section 2.24.	Mitigation of Obligations	~~55~~58
Section 2.25.	Replacement of Lenders	~~55~~59
Section 2.26.	Defaulting Lenders	~~55~~60

ARTICLE III	CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT	~~57~~61
Section 3.1.	Conditions to Effectiveness	~~57~~61
Section 3.2.	Conditions to Each Credit Event	~~60~~64
Section 3.3.	Conditions to Second Amendment Effective Date	65
Section 3.4.	Conditions to JBBR Acquisition Effective Date	66
Section 3.5.	Delivery of Documents	~~60~~67

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	~~60~~68
Section 4.1.	Existence; Power	~~60~~68
Section 4.2.	Organizational Power; Authorization	~~61~~68
Section 4.3.	Governmental Approvals; No Conflicts	~~61~~68
Section 4.4.	Financial Statements	~~61~~68
Section 4.5.	Litigation and Environmental Matters	~~62~~69

Section 4.6.	Compliance with Laws and Agreements	~~62~~69
Section 4.7.	Investment Company Act.	~~62~~69
Section 4.8.	Taxes	~~62~~69
Section 4.9.	Margin Regulations	~~62~~70
Section 4.10.	ERISA	~~63~~70
Section 4.11.	Ownership of Property; Insurance	~~64~~71
Section 4.12.	Disclosure	~~64~~71
Section 4.13.	Labor Relations	~~65~~72
Section 4.14.	Subsidiaries	~~65~~72
Section 4.15.	Solvency	~~65~~72
Section 4.16.	Deposit and Disbursement Accounts	~~65~~72
Section 4.17.	Collateral Documents	~~65~~72
Section 4.18.	[Reserved]	~~66~~73
Section 4.19.	OFAC	~~66~~73
Section 4.20.	Patriot Act	~~66~~73
Section 4.21.	State and Federal Regulations	~~66~~73

ARTICLE V	AFFIRMATIVE COVENANTS	~~67~~74
Section 5.1.	Financial Statements and Other Information	~~67~~74
Section 5.2.	Notices of Material Events	~~68~~76
Section 5.3.	Existence; Conduct of Business	~~70~~77
Section 5.4.	Compliance with Laws.	~~70~~77
Section 5.5.	Payment of Obligations	~~70~~77
Section 5.6.	Books and Records	~~70~~78
Section 5.7.	Visitation and Inspection.	~~70~~78
Section 5.8.	Maintenance of Properties; Insurance	~~70~~78
Section 5.9.	Use of Proceeds; Margin Regulations	~~71~~78
Section 5.10.	Casualty and Condemnation	~~71~~78
Section 5.11.	Cash Management	~~71~~79
Section 5.12.	Additional Subsidiaries and Collateral	~~72~~79
Section 5.13.	Additional Real Estate; Leased Locations	~~73~~80
Section 5.14.	Further Assurances	~~73~~81
Section 5.15.	Flood Insurance	~~73~~81
Section 5.16.	Designation and Conversion of Restricted Subsidiaries and Unrestricted Subsidiaries	~~74~~81
Section 5.17.	Post Closing Matters	~~75~~82

ARTICLE VI	FINANCIAL COVENANTS	~~75~~83
Section 6.1.	Total Leverage Ratio	~~75~~83
Section 6.2.	Interest Coverage Ratio	~~75~~83
Section 6.3.	Secured Leverage Ratio	~~75~~83

ARTICLE VII	NEGATIVE COVENANTS	~~75~~83
Section 7.1.	Indebtedness and Preferred Equity.	~~76~~83
Section 7.2.	Liens	~~77~~85
Section 7.3.	Fundamental Changes	~~78~~86
Section 7.4.	Investments, Loans.	~~78~~86
Section 7.5.	Restricted Payments	~~79~~88
Section 7.6.	Sale of Assets	~~81~~89
Section 7.7.	Transactions with Affiliates	~~81~~90
Section 7.8.	Restrictive Agreements	~~81~~90

Section 7.9.	Sale and Leaseback Transactions	~~82~~91
Section 7.10.	Hedging Transactions	~~82~~91
Section 7.11.	Amendment to Organizational Documents	~~82~~91
Section 7.12.	Accounting Changes	~~82~~91
Section 7.13.	Lease Obligations	~~82~~92
Section 7.14.	Government Regulation	~~82~~92
Section 7.15.	Embargoed Person	~~83~~92
Section 7.16.	Prepayment and Amendment of Unsecured Indebtedness	~~83~~92
Section 7.17.	Negative Pledge on Gulf LNG Capital Stock	~~83~~93
Section 7.18.	Activities of Arc Terminals Joliet and JBBR	93

ARTICLE VIII	EVENTS OF DEFAULT	~~84~~93
Section 8.1.	Events of Default	~~84~~93
Section 8.2.	Application of Proceeds from Collateral	~~86~~95

ARTICLE IX	THE ADMINISTRATIVE AGENT	~~87~~97
Section 9.1.	Appointment of the Administrative Agent	~~87~~97
Section 9.2.	Nature of Duties of the Administrative Agent	~~88~~97
Section 9.3.	Lack of Reliance on the Administrative Agent	~~88~~98
Section 9.4.	Certain Rights of the Administrative Agent	~~88~~98
Section 9.5.	Reliance by the Administrative Agent	~~89~~98
Section 9.6.	The Administrative Agent in its Individual Capacity	~~89~~98
Section 9.7.	Successor Administrative Agent	~~89~~98
Section 9.8.	Withholding Tax	~~90~~99
Section 9.9.	The Administrative Agent May File Proofs of Claim	~~90~~100
Section 9.10.	Authorization to Execute Other Loan Documents	~~91~~100
Section 9.11.	Collateral and Guaranty Matters	~~91~~101
Section 9.12.	Syndication Agents; Documentation Agents	~~91~~101
Section 9.13.	Right to Realize on Collateral and Enforce Guarantee	~~92~~101
Section 9.14.	Secured Bank Product Obligations and Hedging Obligations	~~92~~101

ARTICLE X	MISCELLANEOUS	~~92~~102
Section 10.1.	Notices	~~92~~102
Section 10.2.	Waiver; Amendments	~~94~~104
Section 10.3.	Expenses; Indemnification	~~97~~106
Section 10.4.	Successors and Assigns	~~98~~108
Section 10.5.	Governing Law; Jurisdiction; Consent to Service of Process	~~102~~111
Section 10.6.	WAIVER OF JURY TRIAL	~~102~~112
Section 10.7.	Right of Set-off	~~102~~112
Section 10.8.	Counterparts; Integration	~~103~~112
Section 10.9.	Survival	~~103~~113
Section 10.10.	Severability	~~103~~113
Section 10.11.	Confidentiality	~~103~~113
Section 10.12.	Interest Rate Limitation	~~104~~114
Section 10.13.	Waiver of Effect of Corporate Seal	~~104~~114
Section 10.14.	Patriot Act	~~104~~114
Section 10.15.	No Advisory or Fiduciary Responsibility	~~104~~114
Section 10.16.	Location of Closing	~~105~~115
Section 10.17.	Amendment and Restatement	~~105~~115
Section 10.18.	Release of Loan Documents	~~105~~115

Schedules

Schedule I	-	Commitment Amounts
Schedule 1.1	-	Mortgaged Property as of the Closing Date
Schedule 4.5	-	Environmental Matters
Schedule 4.11	-	Real Estate
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Deposit and Disbursement Accounts
Schedule 4.17	-	Mortgaged Property covered by Flood Insurance
Schedule 4.21	-	State and Federal Regulation
Schedule 5.17	-	Post-Closing Matters
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of U.S. Tax Compliance Certificate
(Lenders - Not Partnerships)
Exhibit B-2	-	Form of U.S. Tax Compliance Certificate
(Participants - Not Partnerships)
Exhibit B-3	-	Form of U.S. Tax Compliance Certificate
(Lenders - Partnerships)
Exhibit B-4	-	Form of U.S. Tax Compliance Certificate
(Participants - Partnerships)

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.7	-	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(v)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

SECOND AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 12, 2013, by and among ARC LOGISTICS PARTNERS LP, a Delaware limited partnership (the “MLP”), ARC LOGISTICS LLC, a Delaware limited liability company (the “Parent”), ARC TERMINALS HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”) and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and certain Lenders are parties to that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of February 8, 2013 (as amended and in effect on the date hereof, the “Existing Credit Agreement”), pursuant to which the Lenders established a $127,562,500 revolving credit facility in favor of the Borrower (the “Existing Revolving Credit Facility”), in respect of which as of the Closing Date there is $111,562,500 of aggregate outstanding principal amount of “Revolving Loans” (as defined in the Existing Credit Agreement) (the “Existing Revolving Loans”);

WHEREAS, at the request of the Borrower, the Lenders, the Issuing Bank and the Swingline Lender have agreed to, among other things, (i) continue the Existing Revolving Loans and extend the maturity date thereof, (ii) increase the Existing Revolving Credit Facility to $175,000,000 and extend the maturity date thereof and (iii) make certain other modifications to the Existing Credit Agreement;

WHEREAS, for the convenience of the parties to the Existing Credit Agreement, such parties have agreed to effect such modifications by amending and restating the Existing Credit Agreement in its entirety as hereinafter set forth, upon and subject to the terms and conditions hereof; it being understood that this amendment and restatement is not intended to be, and shall not be deemed or construed as, a repayment or a novation of the Existing Revolving Loans or any other amount due and owing under the Existing Credit Agreement as of the Closing Date;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to increase the requested revolving credit facility (including increasing the letter of credit subfacility and the swingline subfacility) in favor of the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the MLP, the Parent, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Accepting Lenders” shall have the meaning set forth in Section 10.2(f).

“Accurate Applicable Percentage” shall have the meaning set forth in the definition of Applicable Percentage.

“Acquisition” shall mean (a) any Investment by the Borrower or any of its Restricted Subsidiaries in any other Person (other than a then-current Subsidiary of the Borrower) organized in the United States or Canada (with substantially all of the assets of such Person and its Subsidiaries located in the United States or Canada, respectively), pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or any of its Restricted Subsidiaries or shall be merged with the Borrower or any of its Restricted Subsidiaries or (b) any acquisition by the Borrower or any of its Restricted Subsidiaries of the assets of any Person (other than a Subsidiary of the Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction (and substantially all of such assets, division or business unit are located in the United States or Canada).

“Additional Lender” shall have the meaning set forth in Section 2.23.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage. If the Adjusted LIBO Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. ~~On~~As of the ~~Closing~~Second Amendment Effective Date, the Aggregate Revolving Commitment Amount is $~~175,000,000.~~175,000,000; as of the JBBR Acquisition Effective Date, the Aggregate Revolving Commitment Amount shall be $275,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Annualized Project EBITDA” shall mean, with respect to any Material Project, any BBM Terminalling Contract or any Applicable Terminalling Contract, (a) for the Fiscal Quarter in which the Operational Date occurs for such Material Project, such BBM Terminalling Contract or such Applicable Terminalling Contract, Consolidated EBITDA attributable to such Material Project, such

BBM Terminalling Contract or such Applicable Terminalling Contract for such Fiscal Quarter multiplied by four (4), (b) for the Fiscal Quarter in which the Operational Date occurs for such Material Project, such BBM Terminalling Contract or such Applicable Terminalling Contract and the immediately following Fiscal Quarter, Consolidated EBITDA attributable to such Material Project, such BBM Terminalling Contract or such Applicable Terminalling Contract for such Fiscal Quarters multiplied by two (2), and (c) for the Fiscal Quarter in which the Operational Date occurs for such Material Project, such BBM Terminalling Contract or such Applicable Terminalling Contract and the two immediately following Fiscal Quarters, Consolidated EBITDA attributable to such Material Project, such BBM Terminalling Contract or such Applicable Terminalling Contract for such Fiscal Quarters multiplied by one and one-third (1 1⁄3); provided that the Consolidated EBITDA for the Fiscal Quarter in which the Operational Date occurs for such Material Project, such BBM Terminalling Contract or such Applicable Terminalling Contract shall be adjusted in a manner reasonably satisfactory to the Administrative Agent to reflect a full Fiscal Quarter of operations based on the average daily Consolidated EBITDA for the period between the Operational Date and the end of such Fiscal Quarter.

“Anti-Corruption Legislation” shall mean (i) the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time, and (ii) the Patriot Act.

“Anti-Terrorism Order” shall mean Executive Order 13224, signed by President George W. Bush on September 23, 2001.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Loans outstanding on such date or the letter of credit fee, as the case may be, the percentage per annum determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth in the pricing grid below (the “Pricing Grid”); provided that a change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level V as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, (i) the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2013 are required to be delivered shall be at Level IV as set forth in the Pricing Grid and (ii) the Applicable Margin from the JBBR Acquisition Effective Date until the date by which the financial statements and Compliance Certificate for the first full Fiscal Quarter ending thereafter are required to be delivered shall be at Level V as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate

Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Pricing Grid

Pricing Level	Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Letter of Credit Fees	Applicable Percentage for Commitment Fee
I	Less than or equal to 2.00:1.00	2.00% per annum	1.00% per annum	2.00% per annum	0.375% per annum
II	Greater than 2.00:1.00 but less than or equal to 3.00:1.00	2.25% per annum	1.25% per annum	2.25% per annum	0.375% per annum
III	Greater than 3.00:1.00 but less than or equal to 3.50:1.00	2.50% per annum	1.50% per annum	2.50% per annum	0.50% per annum
IV	Greater than 3.50:1.00 but less than or equal to 4.00:1.00	2.75% per annum	1.75% per annum	2.75% per annum	0.50% per annum
V	Greater than 4.00:1:00	3.00% per annum	2.00% per annum	3.00% per annum	0.50% per annum

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the Total Leverage Ratio in effect on such date as set forth in the Pricing Grid; provided that a change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level V as set forth in the Pricing Grid until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, (i) the Applicable Percentage for the commitment fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2013 are required to be delivered shall be at Level IV as set forth in the Pricing Grid and (ii) the Applicable Percentage for the commitment fee from the JBBR Acquisition Effective Date until the date by which the financial statements and Compliance Certificate for the first full Fiscal Quarter ending thereafter are required to be delivered shall be at Level V as set forth in the Pricing Grid. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the Pricing Grid (the “Accurate Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Applicable Percentage based upon the Pricing Grid for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

“Applicable Terminalling Contract” shall mean any contract for terminalling services entered into by any Loan Party or any of its Restricted Subsidiaries related to new tankage or projects not completed as of the Closing Date, for which such Loan Party or such Restricted Subsidiary expects to receive revenue in any twelve month period of $1,000,000 or more or for which the aggregate capital costs expended with respect thereto (inclusive of capital costs expended prior to any applicable acquisition) is reasonably expected by such Loan Party or such Restricted Subsidiary to exceed $1,000,000, other than any BBM Terminalling Contract.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arc Terminals Joliet” shall mean Arc Terminals Joliet Holdings LLC, a Delaware limited liability company.

“Arc Terminals Joliet Equity Commitment Letters” shall mean the equity commitment letters attached as Exhibit A to the Interim Investors Agreement.

“Arc Terminals Joliet JV Documents” shall mean, collectively, (i) the Interim Investors Agreement; (ii) the Arc Terminals Joliet LLC Agreement; (iii) Arc Terminals Joliet Equity Commitment Letters; and (iv) the Arc Terminals Joliet Management Agreement.

“Arc Terminals Joliet JV Partner” shall mean EFS-S LLC, a Delaware limited liability company.

“Arc Terminals Joliet LLC Agreement” shall mean the limited liability company agreement of Arc Terminals Joliet, as amended and in effect on the JBBR Acquisition Effective Date, the terms of which:

(i) shall be consistent with the terms set forth in Exhibit D to the Interim Investors Agreement or, to the extent inconsistent, shall not have a material adverse effect on the interests of the Lenders or the Administrative Agent (in their capacities as such) under the Loan Documents; and

(ii) shall not prohibit (x) the pledge to the Administrative Agent of all of the Capital Stock of Arc Terminals Joliet owned by the Borrower, (y) the Administrative Agent to exercise its remedies pursuant to, and in accordance with, such pledge, including the right to sell, assign or transfer any of such pledged Capital Stock to any Person (subject to the prior consent of the Arc Terminals Joliet JV Partner, such consent not to be unreasonably withheld, conditioned or delayed; provided that (I) the Administrative Agent shall only sell, assign or transfer any of such pledged Capital Stock to a credit-worthy industry operator that has experience in the terminalling of crude oil and petroleum products and shall in no event sell, assign or transfer to a competitor of the Arc Terminals Joliet JV Partner and (II) in connection with any such exercise of its remedies, (A) the Administrative Agent shall first offer such Capital Stock to the Arc Terminals Joliet JV Partner, who shall have 30 days thereafter to propose a purchase price for such Capital Stock, (B) the Administrative Agent shall be entitled to accept or reject such offer within 15 days after receipt of the Arc Terminals Joliet JV Partner’s proposed purchase price and (C) if the Administrative Agent rejects such offer, the Administrative Agent shall be permitted to sell, assign or transfer such Capital Stock to any third party that meets the standards set forth in clause (I) of this proviso and that provides aggregate consideration in excess of such proposed purchase price), and (z) the Administrative Agent to remove the Arc Terminals Joliet Manager upon the consummation of the sale of the Capital Stock of Arc Terminals Joliet pledged by the Borrower by the Administrative Agent pursuant to, and in accordance with, such pledge.

“Arc Terminals Joliet Management Agreement” shall mean the management services agreement entered into between Arc Terminals Joliet and a Loan Party (the “Arc Terminals Joliet Manager”), the terms of which shall be consistent with the terms set forth under the heading “Management Services” in Exhibit D to the Interim Investors Agreement or, to the extent inconsistent, shall not have a material adverse effect on the interests of the Lenders or the Administrative Agent (in their capacities as such) under the Loan Documents.

“Arc Terminals Joliet Manager” shall have the meaning set forth in the definition of “Arc Terminals Joliet Management Agreement”.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that (i) at the time it provides any Bank Product to any Loan Party, is a Lender or an Affiliate of a Lender, (ii) has provided written notice to the Administrative Agent of the existence of such Bank Product, and (iii) upon written request from the Administrative Agent has provided the then outstanding amount of the obligations arising thereunder (the “Bank Product Amount”). In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit card services.

“Base Rate” shall mean the highest of (i) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“BBM Terminalling Contracts” shall mean the collective reference to Blakeley Terminalling Contracts, Brooklyn Terminalling Contracts and Mobile Terminalling Contracts.

“Blakeley Terminal” shall mean the Borrower’s Terminal located in Lot 1, Argain Subdivision, according to the plat thereof recorded in Map Book 95, page 3 of the records in the Office of the Judge of Probate of Mobile County, Alabama.

“Blakeley Terminalling Contracts” shall mean terminalling contracts entered into during calendar year 2013 related to existing tankage at the Blakeley Terminal as of January 20, 2012.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Brooklyn Terminal” shall mean the Borrower’s Terminal located at 25 Paidge Avenue, Brooklyn, New York 11222.

“Brooklyn Terminalling Contracts” shall mean terminalling contracts entered into during calendar year 2013 related to existing tankage at the Brooklyn Terminal as of February 26, 2013.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“CenterPoint Letter of Credit” shall mean the Letter of Credit issued to CenterPoint Properties Trust on February 19, 2015 in the stated amount of $10,000,000.

“CFC Holding Company” shall mean a Subsidiary that (i) is organized under the laws of the United States or any state or district thereof and (ii) has no material assets, held directly or indirectly, other than equity interests in one or more “controlled foreign corporations”, as defined in Section 957 of the Code.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) the MLP ceases to own, directly or indirectly, more than 100% of the aggregate ordinary voting and economic power represented by the issued and outstanding equity interests of the Parent; (ii) the Parent ceases to own, directly or indirectly, 100% of the aggregate ordinary voting and economic power represented by the issued and outstanding membership interests of the Borrower; (iii) the General Partner shall cease to own 100% of the general partner interest of the MLP free and clear of all Liens, other than Liens of the type permitted pursuant to Section 7.2 (as if Section 7.2 were applicable); and (iv) a majority of the members of the board of directors of the General Partner ceases to be composed of individuals appointed by Lightfoot Capital Partners GP LLC.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning set forth in Section 10.12.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or each of the Loans comprising such Borrowing, is a Revolving Loan or a Swingline Loan and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all tangible and intangible property, real and personal, of any Loan Party that is, or purports to be, the subject of a Lien to the Administrative Agent to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.

“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.

“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, all Real Estate Documents, all Control Account Agreements, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, all assignments of key man life insurance policies and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, the Master Reaffirmation Agreement, all perfection certificates, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or a combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from a Responsible Officer in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated EBITDA” shall mean, for any Person for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, and (D) all other non-cash charges (excluding any proceeds from one-time sales of assets not in the ordinary course and other non-cash gains) reasonably acceptable to the Administrative Agent determined on a consolidated basis in accordance with GAAP, in each case for such period; provided that any Consolidated EBITDA directly attributable to Unrestricted Subsidiaries and any assets of the MLP and its Restricted Subsidiaries for which the Secured Parties do not have a valid, perfected security interest to secure the Obligations (other than any Capital Stock of Gulf LNG) shall only be included up to an amount that does not exceed ~~30~~25% of total Consolidated EBITDA of the MLP and its Restricted Subsidiaries for purposes of determining compliance with the Interest Coverage Ratio, the Total Leverage Ratio and the Secured Leverage Ratio, as applicable, it being understood that any distributions from the Joliet Subsidiaries to the Loan Parties shall not be included for the purposes of this proviso.

“Consolidated Interest Expense” shall mean, for any Person for any period, determined on a consolidated basis in accordance with GAAP, the sum (calculated on a Pro Forma Basis) of (i) total interest expense (net of interest income), including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to interest rate Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for any Person for any period, the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP plus, without duplication, dividends or other distributions actually paid by any Unrestricted Subsidiary to such

Person during such period; provided that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (i) any extraordinary, non-recurring or unusual gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any equity interest of such Person or any Subsidiary of such Person in the unremitted earnings of any Person that is not a Subsidiary (except to the extent that any such income has been actually received by such Person or such Subsidiary of such Person in the form of cash dividends or similar cash distributions) ~~and~~, (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such Person’s assets are acquired by such Person or any Subsidiary of such Person~~.~~ and (v) any income (or loss) of the Joliet Subsidiaries (except to the extent that any such income has been actually received by the Borrower in the form of cash dividends or similar cash distributions); provided, further, that, from and after the JBBR Acquisition Effective Date, Consolidated Net Income shall be deemed to include the following cash distributions from Arc Terminals Joliet to the Loan Parties for the following periods (without duplication of any distributions actually paid by Arc Terminals Joliet to the Loan Parties during such period): (A) with respect to the Fiscal Quarter ended June 30, 2014, $3,667,013; (B) with respect to the Fiscal Quarter ended September 30, 2014, $3,667,013; (C) with respect to the Fiscal Quarter ended December 31, 2014, $3,667,013; and (D) with respect to the Fiscal Quarter ended March 31, 2015, $3,667,013.

“Consolidated Net Tangible Assets” shall mean, as of any date, the aggregate amount of assets of the MLP and its Restricted Subsidiaries (less applicable reserves and other properly deductible items but including investments in non-consolidated Persons) after deducting therefrom (a) all current liabilities (excluding current maturities of Consolidated Total Debt and any current liabilities constituting Consolidated Total Debt by reason of being renewable or extendible at the option of the obligor) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the consolidated balance sheet of the MLP and its Restricted Subsidiaries, and computed in accordance with GAAP, as of the end of the immediately preceding Fiscal Quarter for which the MLP has delivered financial statements pursuant to Section 5.1(a) and Section 5.1(b).

“Consolidated Secured Debt” shall mean, as of any date, the sum of, without duplication, (i) the aggregate outstanding principal amount of Loans plus (ii) the aggregate amount of LC Disbursements that have not been reimbursed plus (iii) Capital Lease Obligations plus (iv) the aggregate outstanding principal amount of any other Indebtedness (other than (x) intercompany Indebtedness among the Loan Parties and (y) Hedging Obligations) of the MLP and its Restricted Subsidiaries measured on a consolidated basis as of such date that is secured by a Lien on the property of the MLP or any of its Restricted Subsidiaries.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the MLP and its Restricted Subsidiaries measured on a consolidated basis as of such date, but excluding (x) intercompany Indebtedness among the Loan Parties and (y) Indebtedness of the type described in (A) subsection (vi) of the definition thereof (to the extent undrawn), (B) subsection (vii) of the definition thereof (to the extent a Guarantee of Indebtedness otherwise excluded from Consolidated Total Debt) and (C) subsection (xi) of the definition thereof.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control Account Agreement” shall mean any tri-party agreement by and among any Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Controlled Account” shall have the meaning set forth in Section 5.11.

“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by any Loan Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent, for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, at any time, subject to Section 2.26(b), (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan, to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (iii) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (iv) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary that is organized under the laws of the United States or any state or district thereof, other than any such Subsidiary that is owned, directly or indirectly, by a Foreign Subsidiary or that is a CFC Holding Company.

“Earn-Out Obligation” shall mean any earn-out or similar obligation to the extent such obligation ~~is determinable and recognized as indebtedness under GAAP~~becomes due and payable or certain to be payable in a future period.

“Embargoed Person” has the meaning assigned to such term in Section 7.15.

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, and, to the extent of having the force and effect of law, orders, decrees, judgments or injunctions issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from, related to or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials, (v) any permit, license or other approval required under Environmental Law for the construction or operation of the Terminals, including the failure to obtain any such permit, license or other approval or (vi) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its

Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA; provided that, in the case of each event described under this Section, such event shall constitute an ERISA Event only to the extent that it could reasonably be expected to have a Material Adverse Effect.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any marginal, emergency, supplemental, special or other ~~marginal~~ reserves) expressed as a decimal (rounded upwards, if necessary, to the next 1/100 of 1%) in effect on any day to which ~~the Administrative Agent~~any member bank of the Federal Reserve System is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for proration, exceptions, exemptions or offsets that may be available from time to time to any Lender ~~under Regulation D~~. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Issuance” shall have the meaning set forth in Section 7.3.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax

(or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes that (i) are imposed on amounts payable to or for the account of such Recipient pursuant to a law in effect on the date on which such Recipient becomes a Recipient (or acquires an interest in a Loan or Commitment) under this Agreement or any other Loan Document (other than pursuant to an assignment request by the Borrower under Section 2.25(a)) or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable under Section 2.20 either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement or (B) to such Recipient immediately before it designated a new lending office, or (ii) are attributable to such Recipient’s failure to comply with Section 2.20(e), (c) any backup withholding Taxes, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning set forth in the recitals hereof.

“Existing Revolving Credit Facility” shall have the meaning set forth in the recitals hereof.

“Existing Revolving Loan” shall have the meaning set forth in the recitals hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of September 17, 2013, executed by SunTrust Robinson Humphrey, Inc. and the Administrative Agent and accepted by the Borrower.

“FERC” shall mean the Federal Energy Regulatory Commission and any of its successors.

“Fiscal Quarter” shall mean any fiscal quarter of the MLP.

“Fiscal Year” shall mean any fiscal year of the MLP.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“Foreign Subsidiary” shall mean each Subsidiary (i) that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia or (ii) that is a CFC Holding Company.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“General Partner” shall mean Arc Logistics GP LLC, a Delaware limited liability company.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the maximum amount stated to be guaranteed pursuant to such Guarantee or, if no such maximum amount is specified, the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of the MLP, the Parent and each of the Subsidiary Loan Parties.

“Guaranty and Security Agreement” shall mean that certain Amended and Restated Guaranty and Security Agreement, dated as of the Closing Date, made by the Borrower and the Guarantors in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Gulf LNG” shall mean Gulf LNG Holdings Group, LLC, a Delaware limited liability company.

“Hazardous Materials” shall mean any substance, material or waste regulated or as to which liability might arise under any applicable Environmental Law including (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance”, “hazardous material”, “hazardous waste”, “solid waste”, “toxic waste”, “extremely hazardous substance”, “toxic substance”, “contaminant”, “pollutant” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon or infectious or medical wastes.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiaries” shall mean Subsidiaries that own assets (excluding asset values solely attributable to unconsummated acquisition agreements) in an aggregate amount not to exceed $2,500,000.

“Increasing Lender” shall have the meaning set forth in Section 2.23.

“Incremental Commitment” shall have the meaning set forth in Section 2.23.

“Incremental Commitment Amount” shall have the meaning set forth in Section 2.23.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments to the extent that the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business but including any Earn-Out Obligations), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances, surety bonds or similar extensions of credit, (vii) all Guarantees of such

Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness for purposes of the Loan Documents: (x) deferred compensation arrangements, (y) non-compete or consulting obligations or (z) working capital or other adjustments to purchase price or indemnification obligations under purchase agreements.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Interest Coverage Ratio” shall mean, for the MLP and its Restricted Subsidiaries as of any date of determination, the ratio of (i) Pro Forma Adjusted EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement to (ii) Consolidated Interest Expense (but excluding non-cash interest expense as it relates to extinguishment of debt) for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months; provided that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv) no Interest Period may extend beyond the Revolving Commitment Termination Date.

“Interim Investors Agreement” shall mean that certain Interim Investors Agreement, dated as of February 19, 2015, among Arc Terminals Joliet, the MLP and the Arc Terminals Joliet JV Partner, together with all exhibits, annexes and schedules thereto.

“Investments” shall have the meaning set forth in Section 7.4.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.22.

“JBBR” shall mean Joliet Bulk, Barge & Rail LLC, a Delaware limited liability company.

“JBBR Acquisition” shall mean the acquisition by Arc Terminals Joliet of all of the issued and outstanding membership interests of JBBR.

“JBBR Acquisition Agreement” shall mean that certain Membership Interest Purchase Agreement, dated as of February 19, 2015, between Arc Terminals Joliet and CenterPoint Properties Trust, a Maryland real estate investment trust.

“JBBR Acquisition Effective Date” shall mean the date on which the conditions precedent set forth in Section 3.4 have been satisfied or waived in accordance with Section 10.2.

“JBBR Acquisition Fee Letter” shall mean that certain fee letter, dated as of February 19, 2015, executed by SunTrust Robinson Humphrey, Inc. and the Administrative Agent and accepted by the Borrower.

“JBBR Acquisition Incremental Commitments” shall mean the Incremental Commitments in the aggregate principal amount of $100,000,000 made on the JBBR Acquisition Effective Date.

“JBBR Acquisition Termination Date” shall mean the date on which (i) the JBBR Acquisition shall not have been consummated, and the JBBR Acquisition Agreement shall have been terminated; and (ii) the Administrative Agent shall have received a certificate executed by a Responsible Officer certifying that the foregoing have occurred.

“Joint Lead Arrangers” shall mean, collectively, SunTrust Robinson Humphrey, Inc., Citigroup Capital Markets, Inc., Wells Fargo Securities, LLC and Barclays Bank PLC.

“Joliet Subsidiaries” shall mean, collectively, Arc Terminals Joliet and, after the JBBR Acquisition Effective Date, JBBR and their Subsidiaries.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed ~~$10,000,000.~~(i) $10,000,000 or (ii) from and after the JBBR Acquisition Effective Date, $20,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“LCP” shall mean Lightfoot Capital Partners, LP, a Delaware limited partnership.

“LCP Terminals” shall mean LCP Oregon Holdings, LLC, a Delaware limited liability company.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership or acquisition does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender-Related Hedge Provider” shall mean any Person that (i) at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender and (ii) has provided notice to the Administrative Agent of the existence of such Hedging Transaction. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment.

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor ~~page~~or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) as the London interbank offered rate for Dollar deposits at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period~~. If~~; if for any reason such rate is not available, LIBOR for such Interest Period shall be the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loans comprising part of such Borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, lien, charge, encumbrance, hypothecation, collateral assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, the JBBR Acquisition Fee Letter, all Notices of Borrowing, all Notices of Continuation/Conversion, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed and delivered by any Loan Party to any of the Secured Parties in connection with any of the foregoing. “Loan Documents” shall include, without limitation, the Existing Loan Documents (as defined in the Master Reaffirmation Agreement).

“Loan Modification Agreement” shall have the meaning set forth in Section 10.2(f).

“Loan Parties” shall mean the MLP, the Parent, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans and all Swingline Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.

“Master Reaffirmation Agreement” shall mean that certain Master Reaffirmation, dated as of the Closing Date, among the Loan Parties party thereto and the ~~Borrower~~Administrative Agent.

“Material Acquisition” shall mean ~~the consummation of any~~(i) the JBBR Acquisition and (ii) any other Acquisition or purchase of any asset, the aggregate consideration payable to the seller in connection with which (including cash, equity and Indebtedness or liabilities incurred or assumed and transaction costs) exceeds $25,000,000.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, results of operations, financial condition or assets of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders, taken as a whole, under the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness and (ii) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) any Loan Party or any of its Restricted Subsidiaries are obligated to make payments in any twelve month period of $2,500,000 or more, (B) any Loan Party or any of its Restricted Subsidiaries expects to receive revenue in any twelve month period of $2,500,000 or more and (C) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit or intercompany Indebtedness) of any Loan Party or any of its Restricted Subsidiaries with an aggregate outstanding principal amount exceeding $15,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Project” shall mean any venture or project entered into by any Loan Party or any of its Restricted Subsidiaries after the Closing Date, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by such Loan Party or such Restricted Subsidiary to exceed $1,000,000.

“Maximum Rate” shall have the meaning set forth in Section 10.12.

“MLP” shall have the meaning set forth in the introductory paragraph hereof.

“MLP IPO” shall mean the initial public offering of Capital Stock of the MLP pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“MLP Partnership Agreement” shall mean that certain First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date and as amended and in effect from time to time.

“Mobile Acquisition Agreement” shall mean that certain Purchase and Sale Agreement, dated as of February 8, 2013, by and among the Borrower, Gulf Coast Asphalt Company, LLC and certain other parties thereto.

“Mobile Terminal” shall mean, collectively, the Borrower’s Terminals located at 835 Cochrane Causeway, Mobile, Alabama 36610 and 500 Cochrane Causeway, Mobile, Alabama 36610.

“Mobile Terminalling Contracts” shall mean terminalling contracts entered into during calendar year 2013 related to tankage at the Mobile Terminal.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, collectively, (i) the Real Estate subject to the Mortgages as of the Closing Date, such Real Estate being more particularly described on Schedule 1.1, and (ii) the Real Estate subject to the Mortgages, if any, delivered after the Closing Date pursuant to Section 5.12 and Section 5.13.

“Mortgages” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Loan Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any applicable Hedging ~~Obligation~~Obligations, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging ~~Obligation~~Obligations. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing ~~the~~a Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“New York Real Property Secured Amount” shall have the meaning set forth in Section 2.2(b).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Funding Lender” shall mean (i) any Lender that has failed to fund any portion of its Commitment under this Agreement to make any Loan or (ii) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to fund any portion of its Commitment under this Agreement to make any Loan (such unfunded Loan under either of clause (i) or (ii), the “Unfunded Loan”), in each case for any reason whatsoever and including, in any event, the Loans to be made on the JBBR Acquisition Effective Date.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notice of Borrowing” shall mean a Notice of Revolving Borrowing or a Notice of Swingline Borrowing, as applicable.

“Notice of Continuation/Conversion” shall have the meaning set forth in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Obligations” shall mean (a) all amounts owing by any Loan Party to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or any Joint Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owing by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided that “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Operational Date” shall mean the date on which any Material Project is substantially complete and commercially operable or, with respect to any BBM Terminalling Contract or any Applicable Terminalling Contract, the effective date of such contract.

“Original Closing Date” shall mean January 20, 2012.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25(a)).

“Paramount of Oregon” shall mean Paramount of Oregon, LLC, an Oregon limited liability company.

“Parent” shall have the meaning set forth in the introductory paragraph hereof.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Patent Security Agreement” shall mean any Patent Security Agreement executed by any Loan Party owning registered Patents or applications for Patents in favor of the Administrative Agent, for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any Acquisition by the Borrower or any of its Restricted Subsidiaries for which either:

(x) the aggregate consideration payable to the seller with respect to such Acquisition (including cash, equity and Indebtedness ~~or liabilities~~ incurred or assumed and transaction costs) is less than $10,000,000, such Acquisition occurs when subclauses (i), (iv), (v) and (vi) of clause (y) below have been satisfied and the Borrower shall have delivered to the Administrative Agent contemporaneous notice of such Acquisition; or

(y) each of the following conditions has been satisfied:

(i) immediately before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(ii) before and after giving effect to such Acquisition, on a Pro Forma Basis, the Borrower is in compliance with each of the covenants set forth in Article VI, measuring Consolidated Total Debt and, if applicable, Consolidated Secured Debt as of the date of such Acquisition and otherwise recomputing the covenants set forth in Article VI as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(a) or (b) as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance, and the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing at least 15 days prior to the date of the consummation of such Acquisition;

(iii) at least 10 Business Days prior to the date of the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including material financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent;

(iv) such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(v) the Person or assets being acquired is in the energy logistics business or any business reasonably related thereto;

(vi) such Acquisition is consummated in compliance with all Requirements of Law, and all consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition have been obtained;

(vii) immediately before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, the MLP and its Restricted Subsidiaries, on a consolidated basis, are Solvent;

(viii) the Borrower shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees, Collateral Documents and other related documents required under Section 5.12; and

(ix) the Borrower has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied;

provided that, in any event, the aggregate consideration payable to the respective sellers with respect to all Acquisitions (including cash, equity and Indebtedness incurred or assumed and transaction costs) of any target Person organized (or target assets located) in Canada shall not exceed (x) $30,000,000 in any calendar year and (y) $70,000,000 during the term of this Agreement.

“Permitted Amendment” shall have the meaning set forth in Section 10.2(f).

“Permitted Encumbrances” shall mean:

(i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where any Loan Party or any of its Restricted Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations, and other minor irregularities or deficiencies in title that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties and their Restricted Subsidiaries taken as a whole;

(viii) Liens arising with respect to operating leases entered into in the ordinary course of business and covering only the assets so leased;

(ix) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods entered into in the ordinary course of business and covering only the assets so leased or consigned;

(x) licenses of patents, trademarks, service marks, trade names, copyrights and other intellectual property in the ordinary course of business and not interfering in any material respect with the ordinary course of business of any Loan Party or its Restricted Subsidiaries;

(xi) leases of the Real Estate and personal property of any Loan Party or its Restricted Subsidiaries in each case entered into in the ordinary course of such Person’s business not in violation of any applicable requirements of the Loan Documents;

(xii) Liens solely on any cash deposits not to exceed $10,000,000 at any time outstanding made by any Loan Party or any Restricted Subsidiary in connection with any letter of intent, purchase agreement with respect to a proposed Permitted Acquisition or other commercial arrangement;

(xiii) any Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license;

(xiv) rights reserved to or vested in any Governmental Authority to use, control or regulate any property of any Loan Party or any Restricted Subsidiary, which do not materially impair the use of such property for the purposes for which it is held; and

(xv) with respect to any Mortgaged Property, all exceptions to title contained in the applicable title policy obtained with respect thereto in accordance with this Agreement;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” shall mean:

(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness, extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof.

“Permitted Third Party Bank” shall mean any bank with whom any Loan Party maintains a Controlled Account and with whom a Control Account Agreement has been executed.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Pier Agreement” shall mean that certain Willbridge Pier Agreement, dated March 1, 2005, between Chevron Texaco Products Company and Paramount of Oregon~~, as the same may be amended, restated or otherwise modified from time to time~~.

“Pipeline Lease” shall mean that certain Pipeline System Lease by and between the Borrower and LCP Terminals for rights under that certain franchise granted by the City of Portland to Paramount of Oregon to construct, operate and maintain a pipeline system in the City of Portland~~, as the same may be amended, restated or otherwise modified from time to time~~.

“Pipeline System” shall mean the approximately 1.2-mile light products pipeline located in the State of Ohio and owned by the Borrower commencing at Millard Junction and terminating at the Toledo Terminal.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower, any Subsidiary or any ERISA Affiliate or to which the Borrower, any Subsidiary or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower, any Subsidiary or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” shall mean Syndtrak, Intralinks or any other Internet or intranet website or other information platform.

“Portland Lease Documents” shall mean, collectively, (i) the Terminal Lease, (ii) that certain Guaranty of Lease (relating to the Terminal Lease), dated as of January 21, 2014, by and between LCP Terminals, the Borrower and the MLP ~~(as the same may be amended, restated or otherwise modified from time to time)~~, (iii) the Pipeline Lease and (iv) that certain Guaranty of Lease (relating to the Pipeline Lease), dated as of January 21, 2014, by and between LCP Terminals, the Borrower and the MLP ~~(as the same may be amended, restated or otherwise modified from time to time)~~.

“Pricing Grid” shall have the meaning set forth in the definition of “Applicable Margin”.

“Pro Forma Adjusted EBITDA” shall mean, for the MLP and its Restricted Subsidiaries for any period, an amount equal to the sum (calculated on a Pro Forma Basis) of, without duplication, (i) Consolidated EBITDA for such period plus (ii) Transaction Costs plus (iii) any Project EBITDA Adjustment plus (iv) from and after the JBBR Acquisition Termination Date, to the extent reducing Consolidated Net Income for such period, any amount actually drawn on the CenterPoint Letter of Credit; provided that Pro Forma Adjusted EBITDA of the MLP and its Restricted Subsidiaries shall be deemed to be the following amounts for the following periods (provided that such amounts shall be recalculated, without duplication, (x) on a Pro Forma Basis for any acquisition, disposition, sale, transfer or designation of Subsidiaries occurring after the Closing Date and (y) to give effect to any Project EBITDA Adjustment arising from any new Material Project or Applicable Terminalling Contract after the Closing Date): (A) with respect to the Fiscal Quarter ended December 31, 2012, $8,394,003; (B) with respect to the Fiscal Quarter ended March 31, 2013, $7,746,921; (C) with respect to the Fiscal Quarter ended June 30, 2013, $8,800,215; and (D) with respect to the Fiscal Quarter ended September 30, 2013, $8,871,295.

“Pro Forma Basis” shall mean (i) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from (A) “Pro Forma Adjusted EBITDA” of Consolidated EBITDA and (B) “Consolidated Interest Expense” of Consolidated Interest Expense for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period in accordance with GAAP; (ii) with respect to any Person, business, property or asset acquired, the inclusion in (A) “Pro Forma Adjusted EBITDA” of Consolidated EBITDA and (B) “Consolidated Interest Expense” of Consolidated Interest Expense for such Person, business, property or asset so acquired during such period as if such acquisition had been consummated on the first day of the applicable period in accordance with GAAP; and (iii) with respect to the designation of any Subsidiary as either an Unrestricted Subsidiary or a Restricted Subsidiary, the calculation of Pro Forma Adjusted EBITDA as if such designation occurred on the first day of the applicable period.

“Project EBITDA Adjustment” shall mean:

(a) For each BBM Terminalling Contract, an amount to be approved by the Administrative Agent, acting reasonably, as the Annualized Project EBITDA of the MLP and its Restricted Subsidiaries attributable to such BBM Terminalling Contract (such amount to be determined based on customer contracts of at least a one year term, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, tariffs, capital costs and expenses, oil and gas reserve and production estimates, commodity price assumptions and other factors reasonably deemed appropriate by the Administrative Agent).

(b) For each Material Project or Applicable Terminalling Contract, prior to the Operational Date for such Material Project or Applicable Terminalling Contract, a percentage (based upon the then-current completion percentage) to be approved by the Administrative Agent, acting reasonably (provided that, with respect to any Applicable Terminalling Contract for which the applicable Loan Party expects to receive revenue in any twelve month period of $1,000,000 or more, such percentage shall be deemed to be 100%), of the Consolidated EBITDA of the MLP and its Restricted Subsidiaries expected to be attributable to such Material Project or Applicable Terminalling Contract for the first twelve-month period following the scheduled Operational Date of such Material Project or

Applicable Terminalling Contract, as applicable (such amount to be determined based on customer contracts of at least a one year term, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, tariffs, capital costs and expenses, oil and gas reserve and production estimates, commodity price assumptions and other factors reasonably deemed appropriate by the Administrative Agent).

(c) For each Material Project or Applicable Terminalling Contract, beginning with the Operational Date for such Material Project or Applicable Terminalling Contract and for each Fiscal Quarter thereafter, an amount to be approved by the Administrative Agent, acting reasonably, as the Annualized Project EBITDA of the MLP and its Restricted Subsidiaries attributable to such Material Project or Applicable Terminalling Contract, as applicable (such amount to be determined based on customer contracts of at least a one year term, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, tariffs, capital costs and expenses, oil and gas reserve and production estimates, commodity price assumptions and other factors reasonably deemed appropriate by the Administrative Agent), less the actual Consolidated EBITDA of the MLP and its Restricted Subsidiaries attributable to such Material Project or Applicable Terminalling Contract.

(d) Notwithstanding the foregoing clauses (a) through (c), no such addition to actual Pro Forma Adjusted EBITDA shall be allowed with respect to any BBM Terminalling Contract, any Material Project or any Applicable Terminalling Contract unless:

(i) not later than 30 days prior to the delivery of any certificate required by Section 5.1 to the extent a Project EBITDA Adjustment will be included in Pro Forma Adjusted EBITDA in determining compliance with the financial covenants, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Pro Forma Adjusted EBITDA of the MLP and its Restricted Subsidiaries attributable to such BBM Terminalling Contract, such Material Project or such Applicable Terminalling Contract;

(ii) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; and

(iii) the aggregate amount of all Project EBITDA Adjustments relating to Material Projects and Applicable Terminalling Contracts during any period shall be limited to 15% of the total actual Pro Forma Adjusted EBITDA of the MLP and its Restricted Subsidiaries for such period (which total actual Pro Forma Adjusted EBITDA shall be determined without including any Project EBITDA Adjustments).

(e) Notwithstanding the foregoing clauses (a) through (d), in no event shall any Project EBITDA Adjustment for any BBM Terminalling Contract, any individual Material Project or any Applicable Terminalling Contract occur after the first anniversary of the first Fiscal Quarter ending after the applicable Operational Date.

“Projections” shall mean the financial projections of the MLP and its Subsidiaries and any other similar forward looking financial statements of such entities provided to the Lenders or the Administrative Agent in writing by or on behalf of the MLP and its Subsidiaries on or prior to the Closing Date.

“Pro Rata Purchase Price Reduction” shall have the meaning set forth in Section 3.4(d).

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or, if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or, if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or, if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments).

“Qualified Senior Notes” shall mean any unsecured Indebtedness for borrowed money of, or in respect of a private placement or public sale of notes, bonds or debentures by, any Loan Party, and any unsecured guarantees thereof by any Guarantor; provided that (i) such Indebtedness shall not have the benefit of any letter of credit or other credit support (other than such unsecured guarantees from any Guarantor); (ii) such Indebtedness shall have no portion of its principal amount scheduled to be due and payable prior to the first anniversary of the Revolving Commitment Termination Date; (iii) such Indebtedness shall have the benefit of no financial maintenance covenants that are more restrictive than those contained herein; and (iv) no covenant benefiting such Indebtedness shall restrict any Loan Party or any of its Restricted Subsidiaries from incurring or repaying Indebtedness under this Agreement, Guaranteeing such Indebtedness under the other Loan Documents or granting a Lien on its assets to secure the Obligations.

“Real Estate” shall mean all real property owned or leased by the MLP and its Restricted Subsidiaries.

“Real Estate Documents” shall mean, collectively, all Mortgages, all Environmental Indemnities and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” shall have the meaning set forth in Section 10.4(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Released Loan Documents” shall have the meaning assigned to such term in the Master Reaffirmation Agreement.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Non-Defaulting Lenders have no Commitments outstanding, then Non-Defaulting Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure of the Non-Defaulting Lenders at such time; provided that, at any time when there are three (3) or fewer Non-Defaulting Lenders, none of which holds 66 2⁄3% or more of the aggregate outstanding Revolving Commitments or Revolving Credit Exposure, as applicable (but there are at least two (2) Non-Defaulting Lenders), “Required Lenders” shall mean at least two (2) Non-Defaulting Lenders whose outstanding Revolving Commitments or Revolving Credit Exposure, as applicable, constitute more than 50% of the aggregate outstanding Revolving Commitments or Revolving Credit Exposure, as applicable, of Non-Defaulting Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation promulgated by a Governmental Authority, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the president, the chief executive officer, the chief financial officer, the chief operating officer, the treasurer or the controller of the MLP (or the General Partner) or the Borrower and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief financial officer, the chief operating officer, the treasurer, the controller or the secretary of the respective Person or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent. Unless otherwise indicated, all references to “Responsible Officer” hereunder shall mean a Responsible Officer of the Borrower.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness expressly subordinated in right of payment to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.

“Restricted Subsidiary” shall mean any Subsidiary of any Loan Party that is not an Unrestricted Subsidiary.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) the date that is five years after the Closing Date, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8(b) and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan, and shall include, in any case, the Existing Revolving Loans.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean ~~a~~ any country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Second Amendment” shall mean that certain Second Amendment to this Agreement, dated as of April 13, 2015.

“Second Amendment Effective Date” shall mean the date on which the conditions precedent set forth in Section 3.3 have been satisfied or waived in accordance with Section 10.2.

“Secured Leverage Ratio” shall mean, for the MLP and its Restricted Subsidiaries as of any date of determination, the ratio of (i) Consolidated Secured Debt (other than any Earn-Out Obligations of the Joliet Subsidiaries) as of such date to (ii) Pro Forma Adjusted EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Loan Party” shall mean any Restricted Subsidiary of the Borrower that executes or becomes a party to the Guaranty and Security Agreement. For the avoidance of doubt, as of the Second Amendment Effective Date, none of the Joliet Subsidiaries is a Subsidiary Loan Party.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings (including backup withholdings) or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminal” shall mean any industrial facility for the storage of petroleum and/or petrochemical products from which such products are transported to end users or further storage facilities.

“Terminal Lease” shall mean that certain Lease, dated as of January 21, 2014, by and between the Borrower and LCP Terminals for certain terminalling facilities and attendant personal property located in the vicinity of Portland, Oregon, as the same may be amended, restated or otherwise modified from time to time.

“Total Leverage Ratio” shall mean, for the MLP and its Restricted Subsidiaries as of any date of determination, the ratio of (i) Consolidated Total Debt (other than any Earn-Out Obligations of the Joliet Subsidiaries) as of such date to (ii) Pro Forma Adjusted EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by any Loan Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent, for the benefit of the Secured Parties, both on the Original Closing Date and thereafter.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Transaction Costs” shall mean all fees and expenses paid by any Loan Party and its Restricted Subsidiaries in connection with (i) (x) the MLP IPO, (y) all transactions entered into in contemplation of the MLP IPO and (z) the transactions occurring on the Closing Date relating to the Loan Documents, in an aggregate amount for clauses (x), (y) and (z) not to exceed $~~5,000,000 and~~5,000,000, (ii) Permitted Acquisitions (whether or not consummated) to the extent such fees and expenses are reasonably acceptable to the Administrative Agent~~.~~ and (iii) the Second Amendment, the JBBR Acquisition (whether or not consummated) and all transactions entered into in contemplation and in furtherance thereof in an aggregate amount not to exceed $10,000,000.

“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York; provided that, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary (other than the Parent or the Borrower) of any Loan Party which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 5.16.

“Unsecured Debt Documents” shall mean all indentures, agreements, notes, guaranties, instruments and other documents governing or evidencing any Qualified Senior Notes or executed in connection therewith.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(e)(ii).

“Willbridge Subsidiary” shall have the meaning set forth in Section 7.4(o).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Swingline Loan”) or by Type (e.g. “Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required

Lenders. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein, and (ii) if any change in GAAP would recharacterize an operating lease as a capital lease or treat a new lease that except for such change would have been characterized as an operating lease, as a capital lease, such change shall be disregarded.

Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in Atlanta, Georgia, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4; and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time.

Section 2.2. Revolving Loans.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (~~a~~i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (~~b~~ii) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that ~~the Borrower may not borrow~~

~~or reborrow should there exist a Default or Event of Default~~, solely with respect to the Borrowing occurring on the JBBR Acquisition Effective Date, the aggregate Revolving Credit Exposures of all Lenders on such date (after giving effect to such Borrowing) shall not exceed an amount equal to the sum of (x) the maximum aggregate Revolving Credit Exposures that would not cause the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the consummation of the JBBR Acquisition and such Borrowing, to exceed 4.75:1.00 minus (y) any Pro Rata Purchase Price Reduction.

(b) New York Real Property Secured Amount.

(i) The amount of the outstanding principal amount of the Revolving Loans may increase and decrease from time to time as the Lenders advance, the Borrower repays and the Lenders readvance sums on account of the Revolving Loans, all as more fully defined and described in this Agreement. For purposes of the Mortgage on the Brooklyn Terminal, so long as the aggregate balance of the Revolving Loans equals or exceeds the secured amount (as defined therein) (the “New York Real Property Secured Amount”), the amount of the Revolving Loans secured by the Mortgage on the Brooklyn Terminal shall at all times equal only the New York Real Property Secured Amount. The New York Real Property Secured Amount represents only a portion of the sums advanced by the Lenders under the Revolving Loans.

(ii) The New York Real Property Secured Amount shall be reduced only by the last and final sums that the Borrower repays under the Revolving Loans. The New York Real Property Secured Amount shall not be reduced by any intervening repayments of the Revolving Loans by the Borrower. As of the date of the Mortgage on the Brooklyn Terminal, the aggregate outstanding total amount of the Revolving Loans shall exceed the New York Real Property Secured Amount. The New York Real Property Secured Amount represents only a portion of the Obligations actually outstanding.

(iii) So long as the aggregate outstanding amount of the Revolving Loans exceeds the New York Real Property Secured Amount, any payments or repayments on account of the Revolving Loans shall not be deemed to be applied against, or to reduce, the portion of the Obligations secured by the Mortgage on the Brooklyn Terminal. Such payments shall instead be deemed to reduce only such portions of the Obligations as are either (x) unsecured; (y) secured by Mortgages encumbering real property located outside the State of New York; and/or (z) secured by the other Collateral Documents.

(iv) The Administrative Agent shall be entitled, but not required, to prohibit the Borrower from partially prepaying the Revolving Loans to such an extent that the balance of the Revolving Loans would otherwise fall below the New York Real Property Secured Amount. If, notwithstanding the foregoing, the Borrower pays down the Obligations such that the remaining balance of the Obligations becomes less than the New York Real Property Secured Amount, then, notwithstanding anything to the contrary in the Loan Documents, the Lenders shall have no obligation to make any further advance(s) or readvance(s) of Revolving Loans under the Revolving Commitment.

(v) Nothing in the foregoing provisions relating to the New York Real Property Secured Amount and the treatment of payments, repayments, advances and readvances shall be deemed or construed to (x) prevent the Borrower from prepaying the Revolving Loans to the extent permitted under, and otherwise in accordance with, the terms of the Loan Documents (but if such prepayment reduces the principal balance of the Revolving Loans below the New York Real Property Secured Amount, then, notwithstanding anything to the contrary in the Loan

Documents, the Borrower shall have no right to reborrow any sums on account of the Revolving Loans); (y) prevent the Borrower from obtaining the release of Collateral to the extent otherwise provided for in the Loan Documents; or (z) limit or impair any remedies of the Lenders or the Administrative Agent, including the Lenders’ right to require immediate repayment of all Loans upon the occurrence of any Event of Default and the Administrative Agent’s right to foreclose the Mortgage on the Brooklyn Terminal (up to the New York Real Property Secured Amount) upon the occurrence of any Event of Default.

Section 2.3. Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall not be less than $500,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six (6). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4. Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to act on its behalf in connection therewith), give a Notice of Revolving Borrowing to the Administrative Agent (with a copy to the Borrower) requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.

(d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this subsection (d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent, and not the Swingline Lender.

(e) Each Lender’s obligation to make a Base Rate Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.5. Existing Revolving Loans. The Administrative Agent, the Lenders and the Borrower agree that, as of the Closing Date, the “Revolving Commitments” (as defined in the Existing Credit Agreement) of the Lenders immediately prior to the effectiveness of this Agreement are hereby reallocated among the Lenders such that the Revolving Commitment of each Lender as of the Closing Date shall be as set forth on Schedule I attached hereto. On the Closing Date, the Existing Revolving Loans shall be deemed continued under this Agreement, and each Lender shall hold its Pro Rata Share of the Existing Revolving Loans as Revolving Loans under this Agreement. To the extent any Existing

Revolving Loan is a Eurodollar Loan, such Revolving Loan shall continue as a Eurodollar Loan subject to the Interest Period applicable thereto immediately prior to the Closing Date. In order to effect the foregoing reallocations, assignments of the Existing Revolving Loans shall be deemed to be made among the Lenders in such amounts as may be necessary, and with the same force and effect as if such assignments were evidenced by applicable Assignment and Acceptances (but without the payment of any related assignment fee), and no other documents or instruments shall be required to be executed in connection with such assignments (all of which such requirements are hereby waived for purposes of this Section by the parties to this Agreement), except that the parties hereto agree to execute such documents as may be reasonably requested by the Borrower (acting on the advice of its New York real property counsel) that are similar to documents customarily used to mitigate mortgage recording tax for New York mortgage refinancings, so long as such documents are reasonably satisfactory to the Administrative Agent and impose no incremental obligations on the Administrative Agent or any Lender. For the avoidance of doubt, the Existing Revolving Loans include the New York Real Property Secured Amount and have never been reduced below the New York Real Property Secured Amount.

Section 2.6. Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Continuation/Conversion”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Continuation/Conversion shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing, and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Continuation/Conversion, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loan shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Continuation/Conversion, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8. Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $1,000,000 and any larger multiple of $500,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment ~~and~~or the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment ~~and~~or the LC Commitment, respectively.

(c) With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.21(e) will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.9. Repayment of Loans. The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

Section 2.10. Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The register and the entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.

Section 2.11. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of any prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a

Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

Section 2.12. Mandatory Prepayments.

(a) Asset Sales and Casualty Events. Within five Business Days of receipt by any Loan Party or any of its Restricted Subsidiaries of any cash proceeds of any sale or disposition by any Loan Party or any of its Restricted Subsidiaries of any of its assets (other than any ~~Excluded Issuance~~(i) Excluded Issuance and (ii) sales or dispositions by any Joliet Subsidiary (for so long as such Joliet Subsidiary is not wholly-owned, directly or indirectly, by any Loan Party) or by any other Restricted Subsidiary that is not wholly-owned, directly or indirectly, by any Loan Party), or any cash proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of (i) commissions and other transaction costs, fees, expenses and taxes (including tax distributions required as a result thereof) properly attributable to such transaction and payable by any Loan Party or any of its Restricted Subsidiaries in connection therewith (in each case, paid to non-Affiliates) and (ii) any debt required to be prepaid from such cash proceeds; provided that the Borrower shall not be required to prepay the Obligations with respect to (i) net proceeds from the sales or dispositions of assets permitted by ~~Section~~Sections 7.6(a), (b) or (~~b~~f), (ii) net proceeds that are reinvested in assets then used or usable in the business of the Loan Parties and their Restricted Subsidiaries within 180 days following receipt thereof, so long as such proceeds are held in Controlled Accounts at SunTrust Bank or subject to Control Account Agreements until reinvested, (iii) any designation of an Unrestricted Subsidiary, (iv) any sale or disposition to a Loan Party, and (v) any other net proceeds not described in clauses (i) through (iv) that, in the aggregate for all such sales, dispositions, casualty insurance policies or eminent domain, condemnation or similar proceedings after the ~~Closing~~Second Amendment Effective Date, do not exceed $10,000,000; provided, further, that, notwithstanding the foregoing proviso, the Borrower shall be required to prepay the Obligations with respect to proceeds from the sale of any Capital Stock of Gulf LNG permitted by Section 7.6(d). Any such prepayment shall be applied in accordance with subsection (c) of this Section.

(b) Issuance of Indebtedness. No later than the Business Day following the date of receipt by any Loan Party or any of its Restricted Subsidiaries of any proceeds from any issuance of Indebtedness by any Loan Party or any of its Restricted Subsidiaries, the Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other transaction costs, fees, expenses and taxes (including tax distributions required as a result thereof) properly attributable to such transaction and payable by any Loan Party or any of its Restricted Subsidiaries in connection therewith (in each case, paid to non-Affiliates); provided that the Borrower shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1. Any such prepayment shall be applied in accordance with subsection (c) of this Section.

(c) Application of Mandatory Prepayments. Any prepayments made by the Borrower pursuant to subsection (a) or (b) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fifth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and sixth, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fourth through sixth above, unless an Event of Default has occurred and is continuing and the Required Lenders so request in writing.

(d) Revolving Credit Exposure. If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an aggregate amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the Eurodollar Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13. Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c) Notwithstanding subsections (a) and (b) of this Section, at the option of the Required Lenders if an Event of Default has occurred and is continuing (after giving effect to all applicable grace periods), the Borrower shall pay interest (“Default Interest”) with respect to any past due amount hereunder (i) with respect to all Eurodollar Loans, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and (ii) thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14. Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with the Pricing Grid) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.175% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(d) The Borrower shall pay (i) on the Closing Date to the Administrative Agent, its affiliates and the Lenders all fees in the Fee Letter that are due and payable on the Closing Date and (ii) on the JBBR Acquisition Effective Date to the Administrative Agent, its affiliates and the Lenders all fees in the JBBR Acquisition Fee Letter that are due and payable on the JBBR Acquisition Effective Date.

(e) Accrued fees under subsections (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on December 31, 2013, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section or letter of credit fees accruing during such period pursuant to subsection (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that (x) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (y) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection.

Section 2.15. Computation of Interest and Fees.

Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16. Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for any Eurodollar Borrowing:

(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank or dealer market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar ~~Revolving~~ Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or a Notice of Continuation/Conversion has previously been given that it elects not to borrow, continue or convert to a Eurodollar Borrowing on such date, then such Revolving Borrowing shall be made as, continued as or converted into a Base Rate Borrowing.

Section 2.17. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar ~~Revolving~~ Loans~~,~~ or to continue or convert outstanding Loans as or into Eurodollar Loans~~,~~ shall be suspended. In the case of the making of a Eurodollar Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender, the Issuing Bank or the eurodollar interbank or dealer market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein; or

(iii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy or liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered.

(c) A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a

Lender or Issuing Bank or the Parent Company of such Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than one year prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

Section 2.19. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, without limiting the provisions of subsection (a) of this Section, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that, the Borrower shall not be required to compensate a Recipient pursuant to this Section for any Indemnified Taxes or Other Taxes to the extent a written demand therefor has not been made by such Recipient within 180 days from the earlier of (i) the date on which the Recipient received written notice of the imposition of such Indemnified Taxes or Other Taxes from the relevant taxing authority~~, or~~ and (ii) the date on which the Recipient pays such Indemnified Taxes or Other Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent) shall be conclusive, absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Tax Forms.

(i) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.

(ii) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;

(C) if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) substantially in the form of Exhibit B-1 or Exhibit B-2, as applicable, upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or

(D) if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-3 or Exhibit B-4, as applicable, and/or other certification documents from each beneficial owner, as applicable.

(iii) Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its inability to update such form or certification.

(f) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subparagraph (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to Section 2.20(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) FATCA Grandfathering. For purposes of determining U.S. withholding Taxes imposed under FATCA, from and after the Second Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement; third, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to the payment of principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and seventh, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.22. Letters of Credit.

(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date (provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date that is five (5) Business Days prior to the Revolving Commitment Termination Date (i) unless otherwise agreed to by the Issuing Bank)); (ii) each Letter of Credit shall be in a stated amount of at least $10,000; and (iii) the Borrower may not request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance thereof. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement. For the avoidance of doubt, no Default or Event of Default shall occur if all LC Disbursements have been fully reimbursed from proceeds of Revolving Loans made in accordance with this subsection (d).

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to

105% of the aggregate LC Exposure (that is not already Cash Collateralized) of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or

(vi) the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23. Increase of Commitments; Additional Lenders.

(a) From time to time after the Closing Date and in accordance with this Section~~,~~ 2.23, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments hereunder (each such increase, an “Incremental Commitment”) so long as (other than with respect to the JBBR Acquisition Incremental Commitments) the following conditions are satisfied:

(i) the aggregate principal amount of all such Incremental Commitments made pursuant to this Section 2.23 after the Second Amendment Effective Date (but excluding the JBBR Acquisition Incremental Commitments) shall not exceed $100,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);

(ii) the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

(iii) at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist and all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(iv) the MLP and its Restricted Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if any Borrowing made on the date such Incremental Commitments are established had been funded as of the first day of the relevant period for testing compliance;

(v) any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis; and

(vi) all terms and conditions with respect to any such Incremental Commitments shall be the same as those contained in the Loan Documents or otherwise reasonably satisfactory to the Administrative Agent; provided that any upfront fees paid with respect to such Incremental Commitments may be greater than the upfront fees paid with respect to the existing Revolving Commitments.

(b) The Borrower shall provide at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment (other than the JBBR Acquisition Incremental Commitments). The Borrower may also, but is not required to, specify any fees offered to those Lenders that agree to increase the principal amount of their Revolving Commitments (the “Increasing Lenders”), which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment. Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice, specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments pursuant to this Section. No Lender which declines to increase the principal amount of its Revolving Commitment may be replaced with respect to its existing Revolving Commitment as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will increase its Revolving Commitment within 15 days after receipt of such notice, such Lender shall be deemed to have declined to increase its Revolving Commitment. The Borrower may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Commitments among the Increasing Lenders and the Additional Lenders. The sum of the increase in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.

(c) Subject to subsections (a) and (b) of this Section, any increase requested by the Borrower (other than the JBBR Acquisition Incremental Commitments) shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i) an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii) such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii) a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;

(iv) to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Commitments, issued by the Borrower in accordance with Section 2.10; and

(v) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Commitments, and Schedule I shall automatically be deemed amended accordingly.

(d) If the Borrower incurs Incremental Commitments under this Section, the Borrower shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Commitments and the Revolving Commitments outstanding immediately prior to such incurrence. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding sentence, amendments to ensure pro rata allocations of Eurodollar Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Incremental Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).

Section 2.24. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable documented out-of-pocket costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25. Replacement of Lenders.

(a) If (~~a~~x) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (~~b~~y) any Lender is a Defaulting Lender or (~~c~~z) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non-Consenting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) Without limiting the rights of the Borrower under Section 2.25(a), if any Lender is a Non-Funding Lender, then the Administrative Agent may (but shall have no obligation, express or implied, to), in its sole discretion, require such Lender to assign and delegate immediately, without recourse and without any further action by such Lender (and notwithstanding the requirements set forth in Section 10.4(b), other than any consents required under Section 10.4(b)(iii)), any or all of its unfunded Commitments under this Agreement to an assignee that is willing to assume such Commitments (which assignee may be another Lender); provided that such assignment may be limited to, and such assignee may subsequently fund, only such Lender’s unfunded portion of the Unfunded Loan, and the pro rata funding provisions of Section 2.2(a) will be deemed adjusted to reflect this provision; provided, further, that no such assignment will constitute a waiver or release of any claim the Borrower, the Administrative Agent or any Lender (including such assignee) may have against such Non-Funding Lender. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any assignment pursuant to this Section 2.25(b) and mechanical changes necessary or advisable in connection therewith (including amendments to permit such assigned interest to share ratably in the benefits of this Agreement and the other Loan Documents).

Section 2.26. Defaulting Lenders.

(a) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i) the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective no later than one (1) Business Day after the Administrative Agent has actual knowledge that such Lender has become a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments (calculated as if the Defaulting Lender’s Revolving Commitment was reduced to zero and each Non-Defaulting Lender’s Revolving Commitment had been increased proportionately); provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation; and

(ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure and the Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) above for any reason, the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (x) Cash Collateralize the obligations of the Borrower to the Issuing Bank or the Swingline Lender in respect of such LC Exposure or such Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and the Swingline Exposure of such Defaulting Lender, (y) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (z) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender;

provided that neither any such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto nor any such Cash Collateralization or reduction will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender.

(b) If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, the LC Exposure and the Swingline Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment, and such Lender will purchase at par such portion of outstanding Revolving Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender, and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or the Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(c) So long as any Lender is a Defaulting Lender, the Issuing Bank will not be required to issue, amend, extend, renew or increase any Letter of Credit, and the Swingline Lender will not be required to fund any Swingline Loans, as applicable, unless it is satisfied that 100% of the related LC Exposure and Swingline Exposure after giving effect thereto is fully covered or eliminated by any combination satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, of the following:

(i) the Swingline Exposure and the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders as provided in subsection (a)(i) of this Section;

(ii) without limiting the provisions of subsection (a)(ii) of this Section, the Borrower Cash Collateralizes its reimbursement obligations in respect of such Letter of Credit or such Swingline Loan in an amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or such Swingline Loan, or the Borrower makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) the Borrower agrees that the face amount of such requested Letter of Credit or the principal amount of such requested Swingline Loan will be reduced by an amount equal to the unreallocated, non-Cash Collateralized portion thereof as to which such Defaulting Lender would otherwise be liable, in which case the obligations of the Non-Defaulting Lenders in respect of such Letter of Credit or such Swingline Loan will, subject to the limitation in the proviso below, be on a pro rata basis in accordance with the Commitments of the Non-Defaulting Lenders, and the pro rata payment provisions of Section 2.21 will be deemed adjusted to reflect this provision; provided that the sum of each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reduction.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1. Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) ~~The~~the Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date (or as otherwise provided for in the Fee Letter) to the extent invoiced at least two Business Days prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document~~.~~ ;

(b) ~~The~~the Administrative Agent (or its counsel) shall have received the following, each to be in form and substance reasonably satisfactory to the Administrative Agent:

(i) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) a certificate of the Secretary or Assistant Secretary of each Loan Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(iii) certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational document of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(iv) favorable written opinions of (x) Vinson & Elkins L.L.P., counsel to the Loan Parties, (y) Helmsing, Leach, Herlong, Newman & Rouse, P.C., Alabama counsel to the Loan Parties, and (z) counsel in each state in which any Mortgaged Property for which an amendment will not be executed pursuant to clause (xii) below is located, in each case addressed to the Administrative Agent, the Issuing Bank and each of the Lenders and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(v) a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying, among other things, that after giving effect to the funding of the initial Borrowing (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date and (z) since December 31, 2012, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(vi) a duly executed Notice of Borrowing for the initial Borrowing;

(vii) a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds hereof;

(viii) copies of all consents, approvals, authorizations, registrations, filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(ix) a certificate, dated the Closing Date and signed by a Responsible Officer, confirming that the MLP and its Subsidiaries, on a consolidated basis, are Solvent both immediately before and immediately after giving effect to the funding of the initial Borrowing and the consummation of the transactions contemplated by the Loan Documents to occur on the Closing Date;

(x) the Guaranty and Security Agreement, duly executed by the Borrower and each of the Guarantors, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by such Loan Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of such Loan Parties, indicating that there are no prior Liens on any of the Collateral other than Liens permitted by Section 7.2 and Liens released on the Original Closing Date and (C) a perfection certificate, duly completed and executed by the Borrower;

(xi) the Master Reaffirmation Agreement, duly executed by the Borrower and each of the Guarantors;

(xii) if requested by the Administrative Agent, amendments to the Mortgages covering all Mortgaged Property, duly executed by each applicable Loan Party, together with (A) endorsements to the title insurance policies with respect to such Mortgages in form and substance, and in such amounts, reasonably acceptable to the Administrative Agent; (B) evidence that counterparts of such amendments are in form for recording in the recording office of all applicable political subdivisions and places to the extent necessary or desirable, in the judgment of the Administrative Agent, to maintain a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof and evidence of payment by the Borrower of all title policy premiums, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such amendments and issuance of such endorsements referred to above; and (C) an opinion of counsel in each state in which any Mortgaged Property for which an amendment will be executed pursuant to this clause (xii) is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

(xiii) certificates of insurance describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as loss payee or additional insured, as the case may be, together with lender’s loss payable endorsements;

(xiv) (A) (i) the audited consolidated and consolidating balance sheet of Arc Terminals LP and its Subsidiaries as of December 31, 2010, December 31, 2011 and December 31, 2012, and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by PricewaterhouseCoopers LLP, (ii) the audited consolidated and consolidating balance sheet of Arc Terminals Mobile Holdings LLC and its Subsidiaries as of December 31, 2010, December 31, 2011 and December 31, 2012, and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by PricewaterhouseCoopers LLP, and (iii) the audited balance sheet of Gulf LNG as of December 31, 2011 and December 31, 2012, and the related audited statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by PricewaterhouseCoopers LLP; (B) (i) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2013 and June 30, 2013, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer, and (ii) the unaudited balance sheet of Gulf LNG as of March 31, 2013 and June 30, 2013, and the related unaudited statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, as provided to the Borrower by Gulf LNG; and (C) financial projections of the MLP and its Restricted Subsidiaries on a quarterly basis for the Fiscal Years ending December 31, 2013 and December 31, 2014 and annually thereafter through December 31, 2018; and

(xv) documentation and information with respect to the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering laws~~.~~; and

(c) ~~The~~the MLP IPO shall have occurred and resulted in net proceeds of at least $75,000,000.

Without limiting the generality of the provisions of this Section~~,~~ 3.1, for purposes of determining compliance with the conditions specified in this Section~~,~~ 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required hereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.2. Conditions to Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than the Borrowing on the JBBR Acquisition Effective Date) and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction (or waiver in accordance with Section 10.2) of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

(c) the Borrower shall have delivered the required Notice of Borrowing.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a) and (b) of this Section.

Section 3.3. Conditions to Second Amendment Effective Date. The Second Amendment Effective Date shall occur on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) the Administrative Agent shall have received reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent incurred in connection with the Second Amendment (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent) to the extent invoiced at least two Business Days prior to the Second Amendment Effective Date and required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(b) the Administrative Agent (or its counsel) shall have received the following:

(i) a supplement to the Guaranty and Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the pledged Capital Stock of Arc Terminals Joliet;

(ii) a certificate of good standing or existence, as may be available from the Secretary of State (or equivalent thereof) of the jurisdiction of organization of each Loan Party;

(iii) a certificate of the Secretary or Assistant Secretary of each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent, (x) certifying that there have been no changes (other than as may be attached to such certificate of the Secretary or Assistant Secretary) to the certificate of incorporation and bylaws (or, in each case, comparable organizational documents) from the certificate of incorporation and bylaws (or, in each case, comparable organizational documents) of such Loan Party delivered pursuant to this Agreement on the Closing Date and (y) attaching and certifying copies of the resolutions of its board of directors or other equivalent governing body, or comparable authorizations, authorizing the execution, delivery and performance of the Second Amendment, this Agreement (as amended thereby) and any other Loan Documents executed in connection with the Second Amendment to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and

(iv) a favorable written opinion of Vinson & Elkins L.L.P., counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders and covering such matters relating to the Second Amendment, this Agreement (as amended thereby), the other Loan Documents executed in connection with the Second Amendment and the transactions contemplated herein and therein as the Administrative Agent shall reasonably request.

Without limiting the generality of the provisions of this Section 3.3, for purposes of determining compliance with the conditions specified in this Section 3.3, each Lender that has signed the Second Amendment shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required hereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Second Amendment Effective Date specifying its objection thereto.

Section 3.4. Conditions to JBBR Acquisition Effective Date. The JBBR Acquisition Effective Date shall occur, and the JBBR Acquisition Incremental Commitments shall become effective, on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a) the Second Amendment Effective Date shall have occurred;

(b) the Administrative Agent shall have received (i) such fees as the Borrower has previously agreed to pay the Administrative Agent, any of its affiliates and any of the Lenders pursuant to the JBBR Acquisition Fee Letter and (ii) reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent incurred in connection with the JBBR Acquisition Effective Date (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent) to the extent invoiced at least two Business Days prior to the JBBR Acquisition Effective Date and required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;

(c) the Administrative Agent (or its counsel) shall have received the following:

(i) a certificate executed by a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that:

(A) the conditions set forth in Section 3.4(d) and Section 3.4(e) have been satisfied;

(B) to the extent there is a Borrowing on the JBBR Acquisition Effective Date, the aggregate Revolving Credit Exposures of all Lenders on the JBBR Acquisition Effective Date (after giving effect to such Borrowing) do not exceed an amount equal to the sum of (x) the maximum aggregate Revolving Credit Exposures that would not cause the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the consummation of the JBBR Acquisition and the Borrowing occurring on such date, to exceed 4.75:1.00 minus (y) any Pro Rata Purchase Price Reduction;

(C) each of (x) the representations and warranties with respect to JBBR in the JBBR Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Arc Terminals Joliet has the right to terminate its obligations under the JBBR Acquisition Agreement as a result of a breach of one or more of such representations or warranties in the JBBR Acquisition Agreement and (y) the representations and warranties of each Loan Party set forth in Sections 4.1(i) and (ii), 4.2, 4.3(b) (with respect to the organizational and governing documents of such Loan Party), 4.7, 4.9 (with respect to the Borrowing on the JBBR Acquisition Effective Date), 4.15(b), 4.17 (with respect to the security interest in the pledged Capital Stock of Arc Terminals Joliet) and 4.20 of this Agreement are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects); and

(D) as of the JBBR Acquisition Effective Date, immediately before and after giving effect to the consummation of the JBBR Acquisition and the funding of the Borrowing to occur on the JBBR Acquisition Effective Date, the MLP and its Restricted Subsidiaries, on a consolidated basis, are Solvent;

(ii) any original certificates evidencing the pledged Capital Stock of Arc Terminals Joliet, together with appropriate powers executed in blank;

(iii) updated Schedules 4.11, 4.14, 4.16 and 4.21 to this Agreement, giving effect to the JBBR Acquisition; and

(iv) the financial projections of the MLP and its Subsidiaries for the four-year period from the JBBR Acquisition Effective Date and a pro forma balance sheet of the Borrower as of the JBBR Acquisition Effective Date;

(d) the JBBR Acquisition shall have been consummated, or substantially simultaneously with the Borrowing on the JBBR Acquisition Effective Date shall be consummated, in all material respects in accordance with the JBBR Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the Lenders, the Administrative Agent or SunTrust Robinson Humphrey, Inc., in its capacity as lead arranger for the Second Amendment, in their capacities as such, unless consented to in writing by the Administrative Agent; provided that any reduction after February 19, 2015 in the purchase price of, or consideration for, the JBBR Acquisition by no more than 10% shall be deemed not to be materially adverse to the Lenders so long as 60% of such reduction (such percentage of such reduction, the “Pro Rata Purchase Price Reduction”) is applied on a dollar-for-dollar basis to reduce the aggregate amount of the Borrowing to be funded on the JBBR Acquisition Effective Date; and

(e) substantially simultaneously with the Borrowing on the JBBR Acquisition Effective Date, (i) the Borrower shall have raised an amount in common equity, which amount shall have been directly or indirectly contributed to Arc Terminals Joliet, and (ii) an affiliate of General Electric Capital Corporation shall have contributed an amount to Arc Terminals Joliet, which amounts in the aggregate for clauses (i) and (ii), and together with the Borrowing on the JBBR Acquisition Effective Date, are sufficient consideration to consummate the JBBR Acquisition;

provided that if (i) the JBBR Acquisition Effective Date does not occur on or before May 18, 2015 or (ii) the JBBR Acquisition Termination Date occurs, then the provisions herein related to, or effective from, after or as of, the JBBR Acquisition Effective Date (including, without limitation, the JBBR Acquisition Incremental Commitments) shall not become effective and shall automatically have no further force or effect.

Without limiting the generality of the provisions of this Section 3.4, for purposes of determining compliance with the conditions specified in this Section 3.4, each Lender that has signed the Second Amendment shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required hereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed JBBR Acquisition Effective Date specifying its objection thereto.

Section 3.5. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the MLP, the Parent and the Borrower represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:

Section 4.1. Existence; Power. Each Loan Party and each of its Restricted Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and, when executed and delivered by such Loan Party, will constitute valid and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except (i) for filings and recordings necessary to perfect or maintain perfection of the Liens created under the Loan Documents and (ii) the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Restricted Subsidiaries or any judgment, order or ruling of any Governmental Authority where such violation could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any Contractual Obligation of any Loan Party or any of its Restricted Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Restricted Subsidiaries where such violation, default or payment could reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Restricted Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4. Financial Statements. The Borrower has furnished to the Administrative Agent:

(a) (i) the audited consolidated and consolidating balance sheet of Arc Terminals LP and its Subsidiaries as of December 31, 2012, and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by PricewaterhouseCoopers LLP, and (ii) the audited consolidated and consolidating balance sheet of Arc Terminals Mobile Holdings LLC and its Subsidiaries as of December 31, 2012, and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by PricewaterhouseCoopers LLP; and

(b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2013 and June 30, 2013, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer.

The financial statements in the foregoing clauses (a) and (b) fairly present in all material respects the financial condition of the applicable Persons as of such dates and the results of operations for such periods in conformity in all material respects with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b). Since December 31, 2012, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5. Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against any Loan Party or any of its Restricted Subsidiaries (i) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which ~~in any manner draws into question~~challenges the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for the matters set forth on Schedule 4.5 or as would otherwise not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any basis for any Environmental Liability.

Section 4.6. Compliance with Laws and Agreements. Each Loan Party and each of its Restricted Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority, including, without limitation, all FERC regulations and orders, to the extent applicable, and all applicable state regulatory agency regulations and (b) all indentures, agreements or other instruments binding upon it or its properties, except, in respect of both clauses (a) and (b), where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Act. No Loan Party nor any of its Restricted Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8. Taxes. Each Loan Party and each of its Restricted Subsidiaries and each other Person for whose taxes any Loan Party or any of its Restricted Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where (i) the same are currently being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP or (ii) such failure to file such tax returns or pay such taxes could not reasonably be expected have a Material Adverse Effect. The charges, accruals and reserves on the books of the MLP and its Restricted Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated. Neither the Borrower nor any of its Restricted Subsidiaries has any obligation to pay any material taxes of Gulf Coast Asphalt Company, LLC or any of its Affiliates in

connection with the Mobile Acquisition Agreement other than (i) transfer taxes or (ii) taxes for which the Borrower is indemnified by Gulf Coast Asphalt Company, LLC under the Mobile Acquisition Agreement.

Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. No Loan Party nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 4.10. ERISA. Except as would not have a Material Adverse Effect:

(a) Each Plan is in material compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations.

(b) Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification).

(c) No ERISA Event has occurred or is reasonably expected to occur.

(d) There exists no Unfunded Pension Liability with respect to any Plan. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan.

(e) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the MLP or any of its Subsidiaries.

(f) The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan.

(g) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.

(h) None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.

(i) Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the MLP or any of its Subsidiaries.

(j) All contributions required to be made with respect to a Non-U.S. Plan have been timely made.

(k) Neither the MLP nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan.

(l) The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.11. Ownership of Property; Insurance.

(a) Each Loan Party and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent consolidated balance sheet of the MLP and its Restricted Subsidiaries delivered pursuant to Section 5.1 (except as sold or otherwise disposed of as permitted by Section 7.6), in each case free and clear of Liens prohibited by this Agreement, but, for the avoidance of doubt, subject to the Permitted Encumbrances and other Liens permitted by Section 7.2. All leases that individually or in the aggregate are material to the business or operations of the MLP and its Restricted Subsidiaries are valid and subsisting and are in full force.

(b) Each Loan Party and each of its Restricted Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the MLP and its Restricted Subsidiaries does not, to any such Person’s knowledge, infringe in any material respect on the rights of any other Person.

(c) The properties of the MLP and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the MLP or any applicable Restricted Subsidiary operates.

(d) Schedule 4.11 lists all of the Real Estate owned by the Loan Parties as of the Closing Date or, after the occurrence thereof, the JBBR Acquisition Effective Date.

Section 4.12. Disclosure. As of the Closing Date, none of the financial statements, certificates or other written information (other than the Projections, estimates and information of a general economic nature) prepared by or on behalf of the Loan Parties and furnished to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document (as modified or supplemented by any other written information so furnished prior to the Closing Date) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, the Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that any particular Projections will be realized and that actual results during the period covered by any Projections may differ from the projected results, and such difference may be material.

Section 4.13. Labor Relations. There are no strikes, lockouts or other labor disputes or grievances against any Loan Party or any of its Restricted Subsidiaries, or, to any Loan Party’s knowledge, threatened against any Loan Party or any of its Restricted Subsidiaries, and no significant unfair labor practice charges or grievances are pending against any Loan Party or any of its Restricted Subsidiaries, or, to any Loan Party’s knowledge, threatened against any of them before any Governmental Authority, in each case, that could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party or any of its Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of any Loan Party or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date or, after the occurrence thereof, the JBBR Acquisition Effective Date. As of the ~~Closing~~Second Amendment Effective Date, no Subsidiaries are Unrestricted Subsidiaries.

Section 4.15. Solvency.

(a) As of the Closing Date, after giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement to be made on the Closing Date, the MLP and its Subsidiaries, on a consolidated basis, are Solvent.

(b) As of the JBBR Acquisition Effective Date, after giving effect to the consummation of the JBBR Acquisition and the making of the Loans under this Agreement to be made on the JBBR Acquisition Effective Date, the MLP and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4.16. Deposit and Disbursement Accounts. Schedule 4.16 sets forth all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date or, after the occurrence thereof, the JBBR Acquisition Effective Date, and such Schedule correctly identifies the name of each financial institution in which the account is held, the type of the account, and the complete account number therefor.

Section 4.17. Collateral Documents.

(a) The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined therein) to the extent a security interest may be created in such Collateral under Article 9 of the UCC, and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guaranty and Security Agreement, the Guaranty and Security

Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2.

(b) Each Mortgage is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the right, title and interest in and to the Real Estate of the respective Loan Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on all right, title and interest of such Loan Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.2.

(c) (i) Except as set forth in any flood hazard determinations and surveys of the Mortgaged Property procured by or otherwise delivered to or received by the Administrative Agent or as set forth on Schedule 4.17, no Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 and (ii) for each Mortgaged Property set forth on Schedule 4.17, the applicable Loan Party has obtained flood insurance under the National Flood Insurance Act of 1968 (in accordance with Section 5.15).

Section 4.18. [Reserved].

Section 4.19. OFAC. Neither any Loan Party nor any of its Subsidiaries or, to its knowledge, any of its Affiliates (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time.

Section 4.20. Patriot Act. Neither any Loan Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Loan Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Loan Parties nor any of its Subsidiaries (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 4.21. State and Federal Regulations.

(a) Neither any Loan Party nor any of its Restricted Subsidiaries is a “natural gas company” under the Natural Gas Act. Neither the Pipeline System nor any portion of the Pipeline System is used for the transportation of natural gas in interstate commerce as contemplated in the Natural Gas Act or the Natural Gas Policy Act, and neither the Pipeline System nor any portion of the Pipeline System operates as an interstate common carrier as contemplated in the Interstate Commerce Act and the Energy Policy Act.

(b) Each Loan Party and each of its Restricted Subsidiaries that owns pipelines and conducts pipeline operations has (with respect to the Joliet Subsidiaries prior to the JBBR Acquisition Effective Date, to the knowledge of the Loan Parties) followed prudent practice in the hydrocarbon transportation, processing and distribution industries, as applicable, other than as disclosed pursuant to the JBBR Acquisition Agreement. No Loan Party nor any of its Restricted Subsidiaries that owns any interest in the Pipeline System has been or is the subject of a complaint, investigation or other proceeding by any Governmental Authority regarding its respective rates or practices with respect to the Pipeline System.

(c) As of the Closing Date, no Loan Party nor any of its Restricted Subsidiaries is liable for any refunds or interest thereon as a result of an order from any state regulatory agency with jurisdiction over its Terminals.

(d) Without limiting the generality of Section 4.1, except as set forth on Schedule 4.21, as of the Closing Date or, after the occurrence thereof, the JBBR Acquisition Effective Date no certificate, license, permit, consent, authorization or order (to the extent not otherwise obtained) is required by any Loan Party or any of its Restricted Subsidiaries from any Governmental Authority to own, operate and maintain its Terminals, or to transport, process and/or distribute hydrocarbons under existing contracts and agreements as its Terminals are presently being owned, operated and maintained.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the MLP, the Parent and the Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than in respect of (i) indemnification, expense reimbursement, tax gross-up or yield protection for which no claim has been made or (ii) Hedging Obligations of Lender-Related Hedge Providers) remains unpaid or outstanding:

Section 5.1. Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent and each Lender:

(a) (i) as soon as available and in any event within 105 days after the end of each Fiscal Year of the MLP and its Subsidiaries, a copy of the annual audited report for such Fiscal Year for the MLP and its Subsidiaries, containing a consolidated balance sheet of the MLP and its Subsidiaries as of the end of such Fiscal Year (including any adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries and the Joliet Subsidiaries (which may be in footnote form only and shall, in any case, be in detail sufficient to calculate the financial covenants set forth in Article VI)) and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the MLP and its Subsidiaries for such Fiscal Year, setting forth in each case, as applicable, in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the MLP and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (ii) as soon as available and in any event within five Business Days of receipt by the Borrower from Gulf LNG, a copy of the annual audited report for such Fiscal Year of Gulf LNG, containing a balance sheet as of the end of such Fiscal Year and the related statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) for such Fiscal Year, setting forth in each case, as applicable, in comparative form the figures for the previous Fiscal Year, in each case, to the extent and as provided to the Borrower by Gulf LNG;

(b) (i) as soon as available and in any event within 50 days after the end of each Fiscal Quarter of the MLP and its Subsidiaries (other than the fourth Fiscal Quarter of each Fiscal Year), an unaudited consolidated balance sheet of the MLP and its Subsidiaries as of the end of such Fiscal Quarter (including any adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries and the Joliet Subsidiaries (which may be in footnote form only and shall, in any case, be in detail sufficient to calculate the financial covenants set forth in Article VI))) and the related unaudited consolidated statements of income and cash flows of the MLP and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case, as applicable, in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year; and (ii) as soon as available and in any event within five Business Days of receipt by the Borrower from Gulf LNG, an unaudited balance sheet of Gulf LNG as of the end of the Fiscal Quarter of Gulf LNG and the related unaudited statements of income and cash flows of Gulf LNG for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case, as applicable, in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, in each case, to the extent and as provided to the Borrower by Gulf LNG;

(c) concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section ~~(other than the financial statements for the fourth Fiscal Quarter of each Fiscal Year delivered pursuant to subsection (b) of this Section)~~, a Compliance Certificate signed by a Responsible Officer (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the legal name or type of organization of any Subsidiary as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Administrative Agent and the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, (iv) describing any change in GAAP or the application thereof which has occurred since the date of the most recently delivered audited financial statements of the MLP and its Subsidiaries to the extent the same has had a material effect on the financial statements accompanying such Compliance Certificate and (v) certifying that the percentage of Consolidated EBITDA directly attributable to Unrestricted Subsidiaries and any assets of the MLP and its Restricted Subsidiaries for which the Secured Parties do not have a valid, perfected security interest to secure the Obligations (other than any Capital Stock of Gulf LNG) does not exceed ~~30~~25% of total Consolidated EBITDA of the MLP and its Restricted Subsidiaries, it being understood that any distributions from the Joliet Subsidiaries to the Loan Parties shall not be included for the purposes of this clause (v);

(d) ~~concurrently with the delivery of the financial statements referred to in subsection (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines); provided that if, as a matter of policy, such accountants cease to provide such certifications, the Borrower will not be required to deliver such certifications;~~[reserved];

(e) as soon as available and in any event within 60 days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year for (i) the Loan Parties and (ii) the Joliet Subsidiaries, containing a balance sheet and statements of income and cash flows; and

(f) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the MLP or any of its Subsidiaries as the Administrative Agent may reasonably request.

So long as the MLP is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the MLP posts such documents, or provides a link thereto, on its website (located on the date hereof at www.arcxlp.com) or (ii) on which such documents are posted on the MLP’s behalf on the website of the United States Securities and Exchange Commission or the website of the System for Electronic Document Analysis and Retrieval (SEDAR) or on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent of the posting of any such documents, and the Administrative Agent shall in turn give the Lenders notice of such posting.

Section 5.2. Notices of Material Events. The Borrower will furnish to the Administrative Agent, promptly after any Responsible Officer of any Loan Party obtains knowledge thereof, written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against the MLP or any of its Restricted Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the MLP or any of its Restricted Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) receives notice of any claim with respect to any Environmental Liability, or (iii) becomes aware of any basis for any Environmental Liability, which, either individually or in the aggregate in the case of clauses (i), (ii) and (iii) above, could reasonably be expected to result in a Material Adverse Effect;

(d) promptly and in any event within 45 days after (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of a Responsible Officer describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (1) that there has been a material increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any material Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from a Responsible Officer;

(e) the occurrence of any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of any Loan Party or any of its Restricted Subsidiaries;

(f) the establishment of any Bank Product with any Bank Product Provider or any Hedging Obligation with any Lender-Related Hedge Provider; ~~and~~

(g) prompt notice of any termination (other than in accordance with its terms) of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue or Pro Forma Adjusted EBITDA of 10% or more on a consolidated basis from the prior Fiscal Year; and

(h) any other development that is specific to the Loan Parties and their Restricted Subsidiaries (and not a matter of general public knowledge) that results in, or could reasonably be expected to result in, a Material Adverse Effect.

The Borrower will furnish to the Administrative Agent and each Lender the following:

(x) promptly and in any event at least 30 days prior thereto, notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business or any office in which it primarily maintains books or records, (iii) in any Loan Party’s identity or form, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization; and

(y) promptly, and in any event within 30 days after receipt thereof, a copy of any material environmental report or site assessment (e.g., ASTM, Phase I, Phase II or compliance evaluations) obtained by or for any Loan Party or any of its Restricted Subsidiaries after the Closing Date on any Real Estate.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect (i) its legal existence and (ii) its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except, in the case of this clause (ii), where the failure so to do could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3, any asset sale or disposition permitted under Section 7.6 or any other transaction expressly permitted under this Agreement.

Section 5.4. Compliance with Laws. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5. Payment of Obligations. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment or discharge could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6. Books and Records. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the MLP in conformity with GAAP.

Section 5.7. Visitation and Inspection. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit any representatives of the Administrative Agent and the Lenders, acting on a coordinated basis, to visit and inspect (at the expense of the Administrative Agent or Lender, as applicable) its properties, to examine its books and records and to make copies and take extracts therefrom except where such examination could reasonably jeopardize an applicable privilege, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times, during normal business hours, and after reasonable prior notice to the Borrower; provided that, unless an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not exercise such rights under this Section 5.7 more often than once per year.

Section 5.8. Maintenance of Properties; Insurance. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business (including, without limitation, all Terminals) in good working order and condition, ordinary wear and tear excepted, except where such failure could not reasonably be expected to result in a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Restricted Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent or any Lender, acting on a coordinated basis, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the MLP and its Restricted Subsidiaries in accordance with this Section, and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the MLP and its Restricted Subsidiaries and as loss payee (pursuant to a loss payee endorsement reasonably approved by the Administrative Agent) on all casualty and property insurance policies of the MLP and its Restricted Subsidiaries.

Section 5.9. Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of all Loans to provide for working capital needs and capital expenditures relating to Terminal construction, to pay fees, costs and expenses incurred by the Loan Parties in connection with the MLP IPO and the transactions contemplated by this Agreement and the other Loan Documents and for other general corporate purposes of the Loan Parties and their Restricted Subsidiaries (including Permitted Acquisitions, the JBBR Acquisition and Restricted Payments permitted under Section 7.5). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.

Section 5.10. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11. Cash Management. Each Loan Party will, and will cause each of its Subsidiary Loan Parties to:

(a) maintain all cash management and treasury business with SunTrust Bank or a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than zero-balance accounts for the purpose of managing local disbursements and payroll, withholding and other fiduciary accounts, all of which the Loan Parties may maintain without restriction) (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which each Loan Party shall have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected either automatically under the UCC (with respect to Controlled Accounts at SunTrust Bank) or subject to Control Account Agreements; and

(b) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders, each Loan Party will, and will cause each of its Subsidiary Loan Parties to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.

Section 5.12. Additional Subsidiaries and Collateral.

(a) In the event that, subsequent to the Closing Date, any Person becomes a direct Domestic Subsidiary (other than any Immaterial Subsidiary) of any Loan Party, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days after such Person becomes a Domestic Subsidiary that is a Restricted Subsidiary, the Borrower shall cause such Domestic Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, a Patent Security Agreement and a Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents, (ii) to grant Liens in favor of the Administrative Agent in all fee interests in Real Estate with an individual value exceeding $2,500,000 by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days after the date any Person becomes a Domestic Subsidiary of any Loan Party or any of its Subsidiary Loan Parties, the applicable Loan Party shall, or shall cause the applicable Subsidiary Loan Party to, (i) pledge all of the Capital Stock of such Domestic Subsidiary owned by such Loan Party or Subsidiary Loan Party to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, and (ii) deliver any original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank. Notwithstanding the foregoing requirements of this Section 5.12(a), no Loan Party shall be required to take any such actions with respect to any of the Joliet Subsidiaries (and such Joliet Subsidiaries shall not be deemed to be Loan Parties) for so long as such Joliet Subsidiary is not wholly-owned, directly or indirectly, by any Loan Party, other than to take such actions required by the second sentence of this Section 5.12(a) with respect to the pledge of all of the Capital Stock of Arc Terminals Joliet owned by the Borrower.

(b) In the event that, subsequent to the Closing Date, any Person becomes a direct Foreign Subsidiary (other than any Immaterial Subsidiary) of any Loan Party, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) to the extent such Foreign Subsidiary is owned directly by any Loan Party or any Subsidiary Loan Party that is a U.S. Person, within 60 days after such Person becomes a Foreign Subsidiary or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed 60 additional days, the applicable Loan Party shall, or shall cause the applicable Subsidiary Loan Party to, (i) pledge 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of such Foreign Subsidiary, as applicable, to the Administrative Agent as security for the Obligations pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, (ii) deliver any original certificates evidencing such pledged Capital Stock to the Administrative Agent, together with appropriate powers executed in blank, and (iii) deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request.

(c) The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsections (a) and (b) of this Section (to the extent that such Lien can be perfected by execution, delivery or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13. Additional Real Estate; Leased Locations.

(a) To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire a fee simple interest in Real Estate with an individual value exceeding $2,500,000 after the Closing Date, it shall at the time of such acquisition provide to the Administrative Agent all Real Estate Documents requested by the Administrative Agent granting the Administrative Agent a first priority Lien on such Real Estate (subject to Liens permitted by Section 7.2), together with all material environmental audits and reports (e.g., ASTM, Phase I, Phase II or compliance evaluations), title insurance policies, real property surveys, flood zone reports, evidence of compliance with zoning and building laws, environmental indemnities, legal opinions, supplemental casualty and flood insurance and other documents, instruments and agreements reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(b) To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate for which lease payments made by such Loan Party would exceed $2,500,000 in any calendar year, the Borrower shall first provide to the Administrative Agent a copy of such lease and shall use commercially reasonable efforts to provide to the Administrative Agent a Collateral Access Agreement from the landlord of such leased property, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if the Borrower is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent shall waive the foregoing requirement in its reasonable discretion.

Section 5.14. Further Assurances. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.15. Flood Insurance. Each Loan Party will, ~~and will cause each of its Subsidiary Loan Parties to,~~ with respect to each portion of Mortgaged Property located in the United States on which improvements are located, (a) provide the Administrative Agent with (or confirm that the Administrative Agent has otherwise obtained) ~~a~~(i) a true, correct and complete list of all “Buildings” (as defined by the applicable Flood Insurance Laws) on such Mortgaged Property, (ii) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (iii) a “life of loan” standard flood hazard determination for such Mortgaged Property and (b) if the improvements (including any such “Buildings”) on such Mortgaged Property are located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time ~~reasonably~~ require~~, and otherwise~~ to comply with the ~~National~~ Flood Insurance ~~Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time~~Laws. In addition, to the extent any Loan Party fails to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Mortgaged Property located in the United States, after thirty (30) days’ prior written notice by the Administrative Agent to the Borrower (so long as there is no Event of Default), the Administrative Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable flood insurance laws.

Section 5.16. Designation and Conversion of Restricted Subsidiaries and Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary in accordance with Section 5.16(b), any Person that becomes a Subsidiary of any Loan Party or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Borrower may designate, by prior written notice thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if, immediately prior and immediately after giving effect to such designation, (i) (A) the representations and warranties of the Loan Parties and the Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such date), (B) no Default or Event of Default exists or would exist and (C) the Total Leverage Ratio and the Secured Leverage Ratio, if applicable, do not exceed the maximum permitted Total Leverage Ratio and Secured Leverage Ratio pursuant to Section 6.1 and Section 6.3, respectively, as of the last day of the most recently ended Fiscal Quarter, (ii) the Investment deemed to be made in such Subsidiary pursuant to the next sentence would be permitted to be made at the time of such designation under Section 7.4 and (iii) any Guarantee by any Loan Party of any Indebtedness of such Subsidiary would be permitted to be made at the time of such designation under Section 7.4(c). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value of the applicable Loan Party’s or Restricted Subsidiary’s direct and indirect ownership interest in such Subsidiary at the time of designation. Except as provided in this Section 5.16(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate, by prior written notice thereof to the Administrative Agent, any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately prior and immediately after giving effect to such designation, (i) (A) the representations and warranties of the Loan Parties and the Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) as of such date), (B) no Default or Event of Default exists or would exist and (C) the Total Leverage Ratio and the Secured Leverage Ratio, if applicable, do not exceed the maximum permitted Total Leverage Ratio and Secured Leverage Ratio pursuant to Section 6.1 and Section 6.3, respectively, as of the last day of the most recently ended Fiscal Quarter and (ii) the Borrower is in compliance with the requirements of Section 5.12 and Section 5.13. Any such designation shall (x) be treated as a cash dividend or return of capital to the applicable Loan Party or Restricted Subsidiary in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary and the amount of the applicable Loan Party’s or Restricted Subsidiary’s cash investment previously made for purposes of the limitation on Investments under Section 7.4 and (y) constitute the incurrence at the time of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

(d) The Borrower will cause the management, business and affairs of the Loan Parties and their Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Loan Parties and their Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from each Loan Party and each Restricted Subsidiary. No Loan Party will permit any Unrestricted Subsidiary to hold any Capital Stock or Indebtedness of any Restricted Subsidiary.

Section 5.17. Post-Closing Matters. The Borrower will, and will cause each other Loan Party to, satisfy the requirements set forth on Schedule 5.17 on or before the date specified for such requirement on Schedule 5.17 or such later date as agreed to by the Administrative Agent in its sole discretion.

ARTICLE VI

FINANCIAL COVENANTS

Each of the MLP, the Parent and the Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than in respect of (i) indemnification, expense reimbursement, tax gross-up or yield protection for which no claim has been made or (ii) Hedging Obligations of Lender-Related Hedge Providers) remains unpaid or outstanding:

Section 6.1. Total Leverage Ratio. The ~~Borrower~~MLP and its Restricted Subsidiaries will maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending on December 31, 2013, a Total Leverage Ratio of not greater than 4.50:1.00; provided that (i) if the Borrower or any of its Restricted Subsidiaries consummates any Material Acquisition, then the maximum permitted Total Leverage Ratio shall be increased to 5.00:1.00 from and including the first day of the Fiscal Quarter in which such Material Acquisition occurs to and including the last day of the second full Fiscal Quarter thereafter, and shall be decreased to 4.50:1.00 for each Fiscal Quarter thereafter (unless otherwise increased pursuant to this proviso); and (ii) if any Loan Party incurs any Qualified Senior Notes in an outstanding aggregate principal amount of more than $200,000,000 (excluding capitalized or “paid-in-kind” interest or fees) at any time, then the maximum permitted Total Leverage Ratio shall be increased to 5.00:1.00 from and including the first day of the Fiscal Quarter in which such incurrence of Qualified Senior Notes occurs and for each Fiscal Quarter thereafter.

Section 6.2. Interest Coverage Ratio. The ~~Borrower~~MLP and its Restricted Subsidiaries will maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending on December 31, 2013, an Interest Coverage Ratio of not less than 2.50:1.00.

Section 6.3. Secured Leverage Ratio. The ~~Borrower~~MLP and its Restricted Subsidiaries will maintain, as of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter in which any Loan Party incurs any Qualified Senior Notes in an outstanding aggregate principal amount of more than $200,000,000 (excluding capitalized or “paid-in-kind” interest or fees), a Secured Leverage Ratio of not greater than 3.50:1.00.

ARTICLE VII

NEGATIVE COVENANTS

Each of the MLP, the Parent and the Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation (other than in respect of (i) indemnification, expense reimbursement, tax gross-up or yield protection for which no claim has been made or (ii) Hedging Obligations of Lender-Related Hedge Providers) remains unpaid or outstanding:

Section 7.1. Indebtedness and Preferred Equity. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness of any Loan Party or other Restricted Subsidiary existing on the ~~date hereof~~Second Amendment Effective Date and set forth on Schedule 7.1 and Permitted Refinancing Indebtedness in respect thereof;

(c) (i) Indebtedness of any Loan Party or other Restricted Subsidiary owing to any ~~other Loan Party~~ Loan Party, (ii) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party owing to any other Restricted Subsidiary and (iii) Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Subsidiary Loan Party if such Indebtedness is subordinated on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantees by any Loan Party or other Restricted Subsidiary of Indebtedness of any ~~other~~ Loan Party or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4(c);

(e) Indebtedness of any Person which becomes a Restricted Subsidiary after the date of this Agreement and Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness exists at the time that such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $5,000,000 at any time outstanding;

(f) Hedging Obligations permitted by Section 7.10;

(g) Indebtedness that is secured by an asset when acquired by any Loan Party or other Restricted Subsidiary, as long as such Indebtedness was not incurred in contemplation of such acquisition, and Permitted Refinancing Indebtedness in respect thereof, in an amount not to exceed (i) $10,000,000 plus (ii) from and after the JBBR Acquisition Effective Date, $5,000,000, in the aggregate at any time outstanding;

(h) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit in the ordinary course of business;

(i) Indebtedness, in an amount not to exceed (i) $3,000,000 plus (ii) from and after the JBBR Acquisition Effective Date, $1,500,000, in the aggregate, incurred in the ordinary course of business under performance, surety, statutory and appeal bonds, and Indebtedness incurred in respect of workers’ compensation claims;

(j) Indebtedness, in an amount not to exceed (i) $2,500,000 plus (ii) from and after the JBBR Acquisition Effective Date, $1,500,000, in the aggregate at any time outstanding, owed to any Person providing property, casualty, liability or other insurance to any Loan Party or other Restricted Subsidiary, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(k) Earn-Out Obligations incurred or assumed (i) in connection with the acquisition or disposition of any business or assets of any Loan Party or other Restricted Subsidiary or equity interests of any Restricted Subsidiary in an amount not to exceed (A) $10,000,000 plus (B) from and after the JBBR Acquisition Effective Date, $5,000,000, in the aggregate at any time outstanding and (ii) pursuant to the JBBR Acquisition Agreement;

(l) Capital Lease Obligations and purchase money Indebtedness not to exceed (i) $15,000,000 plus (ii) from and after the JBBR Acquisition Effective Date, $2,500,000, in the aggregate at any time outstanding;

(m) (i) Qualified Senior Notes so long as, both immediately before and immediately after giving effect to the incurrence of such Indebtedness and the application of any of the proceeds thereof on the incurrence date, (A) no Default or Event of Default exists or would exist and (B) the Total Leverage Ratio and the Secured Leverage Ratio, if applicable, do not exceed the maximum permitted Total Leverage Ratio and Secured Leverage Ratio pursuant to Section 6.1 and Section 6.3, respectively, as of the last day of the most recently ended Fiscal Quarter, in each case less 0.25:1.00, measuring Consolidated Total Debt and Consolidated Secured Debt as of the date of such incurrence and otherwise recomputing such covenants as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(a) or (b) as if such Indebtedness was incurred on the first day of the relevant period for testing compliance (including, for the avoidance of doubt, giving effect to any increase in the Total Leverage Ratio pursuant to clause (ii) of Section 6.1) and (ii) Permitted Refinancing Indebtedness in respect thereof; ~~and~~

(n) other Indebtedness of the Loan Parties and other Restricted Subsidiaries in an amount not to exceed $10,000,000 in the aggregate at any time outstanding~~.~~;

(o) Indebtedness of the Joliet Subsidiaries in an amount not to exceed $10,000,000 in the aggregate at any time outstanding; and

(p) contingent obligations with respect to each of the following surety bonds existing on the Second Amendment Effective Date and in connection with the JBBR Acquisition Agreement: (i) Bond #CMS0281427 in an amount up to $40,131.25, (ii) Bond #106127361 in an amount up to $118,750.00, (iii) Bond #CMS0275948 in an amount up to $981,931.50 and (iv) Bond #K08830411 in an amount up to $5,976,930.00.

No Loan Party will, and no Loan Party will permit any Restricted Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by such Loan Party or such Restricted Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2. Liens. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a) Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.21 and Section 8.2;

(b) Permitted Encumbrances;

(c) Liens on any property or asset of any Loan Party or other Restricted Subsidiary existing on the ~~date hereof~~Second Amendment Effective Date and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of any Loan Party or other Restricted Subsidiary;

(d) any Lien (x) existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary ~~of any Loan Party~~, (y) existing on any asset of any Person at the time such Person is merged with or into any Loan Party or other Restricted Subsidiary or (z) existing on any asset prior to the acquisition thereof by any Loan Party or other Restricted Subsidiary; provided that (i) any such Lien was not created in the contemplation of any of the foregoing, (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition and (iii) any such Lien does not secure Indebtedness in excess of the amount of Indebtedness permitted by Section 7.1(e);

(e) Liens granted to ~~secured~~secure Indebtedness permitted under Section 7.1(g);

(f) Liens granted to secure payment of Capital Lease Obligations and purchase money Indebtedness so long as such Indebtedness is permitted under Section 7.1(l);

(g) extensions, renewals, or replacements of any Lien referred to in subsections (b) through (f) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(h) other Liens with respect to Indebtedness that are pari passu with or junior to the Liens securing the Obligations in an amount not to exceed $10,000,000 in the aggregate; ~~and~~

(i) Liens on the Capital Stock of the Willbridge Subsidiary; and

(j) Liens granted by the Joliet Subsidiaries to secure Indebtedness permitted under Section 7.1(o), so long as such Liens exist solely on the assets of the Joliet Subsidiaries.

Section 7.3. Fundamental Changes.

(a) No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) any Loan Party may merge with a Person if such Loan Party is the surviving ~~Person and~~or continuing Person, (ii) any Restricted Subsidiary that is not a Subsidiary Loan Party may merge with a Person if a Restricted Subsidiary is the surviving or continuing Person, (iii) any Subsidiary Loan Party may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Loan Party and (iv) any Restricted Subsidiary that is not a Subsidiary Loan Party may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Loan Party or any other Restricted Subsidiary that is not a Subsidiary Loan Party; provided, further, that any such merger, sale, transfer, lease or disposition involving a Person that is not a wholly owned Subsidiary immediately prior ~~to such merger~~thereto shall not be permitted unless also permitted by Section 7.4.

(b) No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, engage in any business other than the energy logistics businesses and businesses reasonably related thereto.

Notwithstanding the foregoing clauses (a) and (b), and for the avoidance of doubt, (i) the MLP shall be permitted to issue Capital Stock from time to time ~~and~~; (ii) each ~~Loan Party~~Restricted Subsidiary shall be permitted to issue Capital Stock to any ~~other Loan Party (each of clauses (i) and (ii~~Loan Party; (iii) each Restricted Subsidiary that is not a Loan Party shall be permitted to issue Capital Stock to any Restricted Subsidiary; and (iv) Arc Terminals Joliet shall be permitted to issue Capital Stock as contemplated by the Arc Terminals Joliet Equity Commitment Letters (each of clauses (i) through (iv), an “Excluded Issuance”).

Section 7.4. Investments, Loans. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:

(a) Investments (other than Permitted Investments) existing on the ~~date hereof~~Second Amendment Effective Date and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b) Permitted Investments;

(c) Guarantees by any Loan Party or other Restricted Subsidiary constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party ~~(including all such Guarantees existing on the Closing Date)~~ shall not exceed (i) $2,500,000 plus (ii) from and after the JBBR Acquisition Effective Date, $2,500,000, at any time outstanding;

(d) Investments made (i) by any Loan Party in or to any Loan Party~~;~~, (~~e) Investments made~~ii) by any Loan Party in or to any Person that is not a Subsidiary Loan Party; provided that the aggregate amount of Investments in or to any Person that is not a Subsidiary Loan Party ~~(including all such Investments existing on the Closing Date)~~ pursuant to this clause (~~e~~d)(ii) shall not exceed $5,000,000 at any time outstanding, and (iii) by any Restricted Subsidiary that is not a Subsidiary Loan Party in or to any Restricted Subsidiary; provided that no Joliet Subsidiary may make any Investment pursuant to this clause (d)(iii) in any Subsidiary that is not wholly-owned by such Joliet Subsidiary or a Loan Party;

(e) the JBBR Acquisition (and Investments on or prior to the JBBR Acquisition Effective Date in Arc Terminals Joliet in order to consummate the JBBR Acquisition);

(f) loans or advances to employees, officers or directors of the MLP (or the General Partner) or any of its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $500,000 at any time outstanding;

(g) Hedging Transactions permitted by Section 7.10;

(h) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(i) Investments owned by any Person at the time it becomes a Subsidiary not made in contemplation of the acquisition of such Person, not to exceed $10,000,000 at any time outstanding;

(j) lease, utility and other similar deposits in the ordinary course of business in an amount not to exceed (i) $500,000 ~~in the aggregate~~plus (ii) from and after the JBBR Acquisition Effective Date, $500,000, at any time outstanding;

(k) Investments made from the proceeds of issuances of Capital Stock by the MLP or capital contributions made to the MLP by the holders of Capital Stock of the MLP; provided that (i) at the time of and immediately after giving effect to such Investment, no Event of Default shall have occurred and be continuing, (ii) such Investments are made within 180 days after the receipt of such proceeds and (iii) the aggregate amount of Investments in or to any Person that is not a Subsidiary Loan Party pursuant to this clause (k) shall not exceed at any time outstanding the greater of (x) $30,000,000 and (y) 10% of Consolidated Net Tangible Assets;

(l) Permitted Acquisitions, and advances, deposits and prepayments made in connection therewith;

(m) the acquisition of ~~10.32~~up to 20.00% of the Capital Stock of Gulf LNG;

(n) other Investments not to exceed $10,000,000 at any time outstanding; ~~and~~

(o) the formation of a wholly-owned, sole purpose Subsidiary of the Borrower whose sole assets and liabilities will be those rights and obligations under the Pier Agreement (the “Willbridge Subsidiary”);

(p) the acquisition of up to 40.00% of the Capital Stock of Arc Terminals Joliet; and

(q) Investments made in or to Arc Terminals Joliet to fund Investments in or to the other Joliet Subsidiaries in an amount not to exceed $30,000,000 at any time outstanding.

Section 7.5. Restricted Payments. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Restricted Payments made by the MLP solely in interests of any class of its Capital Stock;

(b) Restricted Payments made (i) by any ~~Loan Party~~Restricted Subsidiary to any ~~other~~ Loan Party ~~or~~, (ii) by any Restricted Subsidiary that is not a Subsidiary Loan Party ~~(other than the MLP)~~to any Restricted Subsidiary or (iii) by Arc Terminals Joliet or any other Restricted Subsidiary to each owner of Capital Stock of such ~~Loan Party~~Restricted Subsidiary on a pro rata basis (or on a basis more favorable to any such owner that is a ~~Loan Party~~Restricted Subsidiary);

(c) so long as no Event of Default then exists and is continuing or would result therefrom, Restricted Payments by the MLP pursuant to and in accordance with the cash distribution policy adopted by the General Partner pursuant to the MLP Partnership Agreement;

(d) so long as no Event of Default then exists and is continuing or would result therefrom, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of any preferred unit of the MLP issued on or after the Closing Date pursuant to and in accordance with the MLP Partnership Agreement;

(e) so long as no Event of Default then exists and is continuing or would result therefrom, payments made to the General Partner and its Affiliates pursuant to Section 7.5 of the MLP Partnership Agreement;

(f) the defeasance, redemption, repurchase or other acquisition or retirement for value or other payment of, or on account of, Capital Stock of the MLP with the proceeds from the offering of Capital Stock of the MLP;

(g) so long as no Event of Default then exists and is continuing or would result therefrom, (i) the redemption, repurchase or other acquisition or retirement for value of the Capital Stock of the MLP or (ii) payment, settlement, exercise, redemption, repurchase or exchange of any other award constituting a Restricted Payment, in the case of clauses (i) and (ii), that is held or received by current or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members) of the General Partner and the MLP or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, equity plan, equity option agreement, unitholders’ agreement, incentive plan or similar agreement under which such Capital Stock was issued or such award made, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year (with unused amounts in any Fiscal Year being permitted to be carried over for two succeeding Fiscal Years);

(h) the repurchase of Capital Stock deemed to occur upon the exercise of units or other equity options to the extent such Capital Stock represents a portion of the exercise price of those units or other equity options and any repurchase or other acquisition of Capital Stock made in lieu of withholding taxes in connection with any exercise or exchange of equity options, warrants, incentives or other rights to acquire Capital Stock, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year (with unused amounts in any Fiscal Year being permitted to be carried over for two succeeding Fiscal Years);

(i) payments of cash, dividends, distributions, advances or other Restricted Payments by the MLP to allow the payment of cash in lieu of the issuance of fractional units upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of the MLP;

(j) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 90 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, thereof if, at the date of declaration or notice, such payment would be permitted under Section 7.5(a), (c), (d), (e), (f), (g) or (h);

(k) on the Closing Date (or within five Business Days following the Closing Date), (A) the payment by the Borrower to LCP of up to $8,500,000 as repayment for the cash investments made by LCP in support of the Mobile Terminal and the Brooklyn Terminal acquisitions and (B) the payment by the MLP to Gulf Coast Asphalt Company, LLC of $29,000,000 in respect of accrued and unpaid distributions on, and the redemption of, Initial Preferred Units owned by Gulf Coast Asphalt Company, LLC in Arc Terminals LP;

(l) Restricted Payments made by any Loan Party or other Restricted Subsidiary on any Indebtedness as capitalized or “paid-in-kind” interest or fees; ~~and~~

(m) Restricted Payments made by any Loan Party or other Restricted Subsidiary on any Indebtedness permitted pursuant to Section 7.16(a);

(n) payments to the Arc Terminals Joliet JV Partner for reimbursement of services rendered to the Joliet Subsidiaries in an aggregate amount not to exceed $20,000 per month; and

(o) repurchase of up to 40.00% of the Capital Stock of Arc Terminals Joliet.

Section 7.6. Sale of Assets. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Restricted Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than (x) to any Loan Party or (y) in the case of a Restricted Subsidiary that is not a Subsidiary Loan Party, to any other Restricted Subsidiary, except:

(a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations or otherwise not used or useful in the ordinary course of business of the Loan Parties and the Restricted Subsidiaries;

(b) the sale of inventory and Permitted Investments in the ordinary course of business;

(c) to the extent permitted under Section 7.3;

(d) the sale of any Capital Stock of Gulf LNG; ~~and~~

(e) the sale or other disposition of such assets in an aggregate amount not to exceed (i) $10,000,000 plus (ii) from and after the JBBR Acquisition Effective Date, $5,000,000, in any Fiscal Year; and

(f) the sale or other disposition of up to 40.00% of the Capital Stock of Arc Terminals Joliet to the Arc Terminals Joliet JV Partner on the JBBR Acquisition Effective Date.

Section 7.7. Transactions with Affiliates. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) ~~in the ordinary course of business at prices and~~ on terms and conditions (i) not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) approved by the conflicts committee of the General Partner;

(b) transactions between or among (i) any Loan Parties or (ii) any Restricted Subsidiaries that are not Subsidiary Loan Parties, in each case not involving any other Affiliates;

(c) Investments permitted by Section 7.4(f) and Section 7.4(n);

(d) any Restricted Payment permitted by Section 7.5;

(e) Excluded Issuances ~~and~~ ;

(f) the Portland Lease Documents; ~~and~~

(~~f~~g) the Arc Terminals Joliet JV Documents and all transactions contemplated thereby; and

(h) Investments in Unrestricted Subsidiaries and related transactions otherwise permitted under the terms of this Agreement.

Section 7.8. Restrictive Agreements. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of its Restricted Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, ~~or~~in favor of the Administrative Agent to secure the Obligations, (b) the ability of any of its Restricted Subsidiaries to pay dividends or other distributions with respect to its Capital Stock~~,~~ or (c) the ability of any of its Restricted Subsidiaries to make or repay loans or advances to the Borrower or any other Restricted Subsidiary thereof, to Guarantee Indebtedness of the

Borrower or any other Restricted Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Restricted Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to restrictions or conditions under Qualified Senior Notes or Unsecured Debt Documents, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale so long as such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iv) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.1(g) or Section 7.1(l) if such restrictions and conditions apply only to the property or assets securing such Indebtedness ~~and~~, (v) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof, (vi) clause (a) shall not apply to agreements with respect to the Capital Stock of Gulf LNG or the Willbridge Subsidiary, (vii) clauses (a) and (c) shall not apply to restrictions or conditions contained in (A) the Arc Terminals Joliet JV Documents, (B) the organizational documents of any other Joliet Subsidiary (for so long as such Joliet Subsidiary is not wholly-owned, directly or indirectly, by any Loan Party) or (C) documents governing Indebtedness or Liens permitted pursuant to Section 7.18 and entered into when the applicable Joliet Subsidiary is not wholly-owned, directly or indirectly, by any Loan Party and (viii) clause (b) shall not apply to restrictions contained in the Arc Terminals Joliet JV Documents.

Section 7.9. Sale and Leaseback Transactions. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10. Hedging Transactions. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into by any Loan Party or any of its Restricted Subsidiaries in the ordinary course of business to hedge or mitigate risks to which such Loan Party or any of its Restricted Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, each Loan Party acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any Loan Party or any of its Restricted Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11. Amendment to Organizational Documents. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents in any manner that would have a material adverse effect on the interests of the Lenders or the Administrative Agent under the Loan Documents, except entering into the Arc Terminals Joliet LLC Agreement on the JBBR Acquisition Effective Date. For the avoidance of doubt, the transfer or issuance of up to 40.00% of the Capital Stock of Arc Terminals Joliet to the Arc Terminals Joliet JV Partner and the admission of the Arc Terminals Joliet JV Partner as a member under the Arc Terminals Joliet LLC Agreement, in each case on the JBBR Acquisition Effective Date, shall not be deemed to have a material adverse effect on the interests of the Lenders or the Administrative Agent under the Loan Documents.

Section 7.12. Accounting Changes. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or the SEC, or change the fiscal year of the MLP or of any of its Restricted Subsidiaries, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the MLP.

Section 7.13. Lease Obligations. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, create or suffer to exist any obligations for the payment under operating leases or ~~Amendments~~amendments to lease (but excluding (i) any obligations under leases required to be classified as capital leases under GAAP and (ii) the Portland Lease Documents), which would cause the present value of the direct or contingent liabilities of the MLP and its Restricted Subsidiaries under such leases or ~~Amendments~~amendments to lease, on a consolidated basis, to exceed (x) 5% of the Consolidated Net Tangible Assets plus (y) from and after the JBBR Acquisition Effective Date, 5% of the Consolidated Net Tangible Assets, in any period of four consecutive Fiscal Quarters.

Section 7.14. Government Regulation. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, (a) be or become subject at any time to any Anti-Corruption Legislation or any other law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties and their Restricted Subsidiaries, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be reasonably requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318, or (c) take any action that would result in the Terminals of any Loan Party or any of its Restricted Subsidiaries being subject to FERC jurisdiction.

Section 7.15. Embargoed Person. No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, permit (a) any of the funds or properties of any Loan Party or any Restricted Subsidiary that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Governmental Regulation promulgated thereunder, with the result that the investment in any Loan Party or any Restricted Subsidiary (whether directly or indirectly) is prohibited by a Governmental Regulation, or the Loans would be in violation of a Governmental Regulation, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in any Loan Party or any Restricted Subsidiary (other than with respect to publicly traded partnership interests in the MLP), with the result that the investment in any Loan Party or any Restricted Subsidiary (whether directly or indirectly) is prohibited by a Governmental Regulation or the Loans are in violation of a Governmental Regulation.

Section 7.16. Prepayment and Amendment of Unsecured Indebtedness.

(a) No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, make any optional payments or prepayments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) of any Qualified Senior Notes or any other Indebtedness that is subordinated in right of payment to the Obligations prior to the date that is 91 days after the Revolving Commitment Termination Date, except, so long as no Default or Event of Default exists and is continuing or would result therefrom, (i) prepayments, redemptions or purchases with the proceeds of issuances of Capital Stock of the MLP, (ii) prepayments, redemptions or purchases with the proceeds of Permitted Refinancing Indebtedness and (iii) prepayments, redemptions or purchases of up to 35% of the original principal amount of such Indebtedness.

(b) No Loan Party will, and no Loan Party will permit any of its Restricted Subsidiaries to, agree to or permit any amendment, modification, waiver, consent or other change to any provision of any Unsecured Debt Document if such amendment, modification, waiver, consent or other change would not be permitted by the definition of “Qualified Senior Notes”.

Section 7.17. Negative Pledge on Gulf LNG Capital Stock. No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any Capital Stock of Gulf LNG owned by any Loan Party or any of its Subsidiaries.

Section 7.18. Activities of the Joliet Subsidiaries. No Joliet Subsidiary will, and the Borrower will not permit any Joliet Subsidiary (for so long as such Joliet Subsidiary is not a Loan Party) to, (I) create, incur, assume or suffer to exist any Indebtedness, except Indebtedness permitted under Section 7.1(l) in an aggregate amount not to exceed $5,000,000 at any time outstanding plus Indebtedness permitted under Section 7.1(o) or (II) create, incur, assume or suffer to exist any Lien on any assets or property of any Joliet Subsidiary now owned or hereafter acquired, except Permitted Encumbrances and Liens permitted under Sections 7.2(f) or 7.2(j).

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Restricted Subsidiaries in or in connection with this Agreement or any other Loan Document (including the schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d) any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3 (with respect to any Loan Party’s legal existence), Section 5.17, Article VI or Article VII; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the MLP, the Parent or the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; provided that, to the extent such covenant or agreement relates to compliance with Environmental Laws, such 30-day period will be extended for another 60 days so long as the Borrower and its Subsidiaries (i) exercise good faith efforts toward achieving compliance and (ii) the default is capable of resolution within such 90-day period; or

(f) any Loan Party or any of its Restricted Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(g) any Loan Party or any of its Restricted Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Loan Party or any such Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any corporate or organizational action for the purpose of effecting any of the foregoing; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Restricted Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Loan Party or any of its Restricted Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) any Loan Party or any of its Restricted Subsidiaries shall generally become unable to pay, shall admit in writing its inability generally to pay, or shall generally fail to pay, its debts as they become due; or

(j) (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) that could reasonably be expected to result in a Material Adverse Effect, or (iii) there is or arises any potential Withdrawal Liability that could reasonably be expected to have a Material Adverse Effect; or

(k) any judgment or order for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against any Loan Party or any of its Restricted Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(l) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Restricted Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that, to the extent such judgment relates to compliance with Environmental Laws, such 30-day period will be extended for another 60 days so long as the Borrower and its Restricted Subsidiaries (i) exercise good faith efforts toward achieving compliance and (ii) the default is capable of resolution within such 90-day period; or

(m) a Change in Control shall occur or exist; or

(n) any provision of the Guaranty and Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or

(o) any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents;

then, and in every such event (other than an event described in subsection (g), (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in subsection (g), (h) or (i) of this Section shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2. Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Net Mark-to-Market Exposure of such Hedging Obligations;

(f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 102% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g) seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be. Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1. Appointment of the Administrative Agent.

(a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2. Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Loan Party or any Subsidiary or Affiliate of any Loan Party as if it were not the Administrative Agent hereunder.

Section 9.7. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).

Withholding Tax.

(a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(b) Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

Section 9.9. The Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10. Authorization to Execute Other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11. Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 102% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and

(b) to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents, pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 9.12. Syndication Agents; Documentation Agents. Each Lender hereby designates Citibank, N.A. and Wells Fargo Bank, N.A. as Co-Syndication Agents and agrees that the Co-Syndication Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party. Each Lender hereby designates Barclays Bank PLC and Regions Bank as Co-Documentation Agents and agrees that the Co-Documentation Agents shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14. Secured Bank Product Obligations and Hedging Obligations. No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices.

(a) Written Notices.

(i) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	Arc Terminals Holdings LLC
3000 Research Forest Drive, Suite 250
The Woodlands, Texas 77381
Attention: Vincent T. Cubbage
Telecopy Number: (212) 993-1299

With copies to:	Arc Logistics Partners LP
725 Fifth Avenue, 19th Floor
New York, New York 10022
Attention: Vincent T. Cubbage
Telecopy Number: (212) 993-1299

and

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York 10103
Attention: Brett M. Santoli
Telecopy Number: (917) 849-5304

To the Administrative Agent:	SunTrust Bank
3333 Peachtree Road / 8th Floor
Atlanta, Georgia 30326
Attention: Carmen Malizia
Telecopy Number: (404) 439-7470

With copies to:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170

and

King & Spalding LLP
100 N. Tryon Street, Suite 3900
Charlotte, North Carolina 28202
Attention: W. Todd Holleman
Telecopy Number: (704) 503-2622

To the Issuing Bank:	SunTrust Bank
25 Park Place, N.E. / Mail Code 3706 / 16th Floor
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 495-2170

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

(ii) Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2. Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by any Loan Party or any Subsidiary therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by any Loan Party or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the date fixed for any payment of any principal of (other than any mandatory prepayment pursuant to Section 2.12), or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v) change any of the provisions of this subsection (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender; or

(vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).

(d) Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(e) Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower and the other Loan Parties (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Exposure and any incremental facility and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.21(b) or (c) or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in subsection (d), (e)(i) or (f) of this Section.

(f) Notwithstanding anything to the contrary herein, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all of the Lenders to make one or more amendments or modifications to (A) allow the maturity of the Loans of the accepting Lenders to be extended and (B) increase the Applicable Margin, Applicable Percentage or other fees payable with respect to the Loans and Commitments of the accepting Lenders (each, a “Permitted Amendment”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (x) the terms and conditions of the requested Permitted Amendment and (y) the date on which such Permitted Amendment is requested to become effective. A Permitted Amendment shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made. The Borrower, each other Loan Party and each Accepting Lender shall execute and deliver to the Administrative Agent a modification agreement (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of such Permitted Amendment and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.

(g) Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) solely to cure a defect or error.

(h) Notwithstanding anything to the contrary herein, if any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Loan Party, shall promptly execute and deliver to such Loan Party all releases or other documents reasonably necessary for the release of the Liens created under the Collateral Documents on such Collateral of such Loan Party, made without recourse, representation, warranty or other assurance of any kind.

Section 10.3. Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the reasonable documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material or bad faith breach of such Indemnitee’s material obligations hereunder or under any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Platform, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c) The Borrower shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided that in no event shall the Borrower’s indemnity obligations under subsections (a), (b) and (c) hereof be limited by this subsection (e).

(f) All amounts due under this Section shall be payable within 30 days after written demand therefor.

Section 10.4. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $3,000,000 and in minimum increments of

$1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed and which consent shall be deemed to have been given unless an objection is delivered to the Administrative Agent within 10 Business Days after notice of such proposed assignment is delivered to the Borrower) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required; and

(C) the consent of each of the Issuing Bank and the Swingline Lender (such consents not to be unreasonably withheld or delayed).

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).

(v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any Affiliate or Subsidiary of the Borrower~~’s Affiliates or Subsidiaries~~.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, the Borrower or any Affiliate or Subsidiary of the Borrower~~’s Affiliates or Subsidiaries~~) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.20(e) and (f) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any other Central Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York; provided that (i) the determination of the accuracy of the representations referred to in Section 3.4(c)(i)(C)(x) and whether, as a result of the breach thereof, Arc Terminals Joliet has the right to terminate its obligations under the JBBR Acquisition Agreement and (ii) the determination as to whether the JBBR Acquisition has been consummated in accordance with the JBBR Acquisition Agreement shall, in each case, be governed by and construed in accordance with the law of the State of Delaware without regard to the principles of conflicts of laws thereof.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the

Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Loan Party, any such notice being expressly waived by each Loan Party to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of any Loan Party at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of such Loan Party against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by any Loan Party and any of its Restricted Subsidiaries to such Lender or the Issuing Bank.

Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Borrower or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information, which in no event shall be less than commercially reasonable efforts. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any party hereto (whether or not a Loan Document), the terms of this Section shall govern.

Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16. Location of Closing. Each Lender and the Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. Each Loan Party acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, c/o King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

Section 10.17. Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement and is not, is not intended by the parties to be, and shall not be deemed or construed as, a repayment or novation of the Indebtedness outstanding under the Existing Credit Agreement. All rights and obligations of the parties shall continue in effect, except as otherwise expressly set forth herein. Without limiting the foregoing, no Default or Event of Default existing under the Existing Credit Agreement as of the Closing Date shall be deemed waived or cured by this amendment and restatement thereof. All references in the other Loan Documents to the Credit Agreement shall be deemed to refer to and mean this Agreement, as the same may be further amended, supplemented and restated from time to time.

Section 10.18. Release of Loan Documents. In connection with the reallocation of the Existing Revolving Loans pursuant to Section 2.5 and the amendment and restatement of the Existing Credit Agreement pursuant to Section 10.17, each Lender and the Administrative Agent hereby agrees, confirms and ratifies, for the benefit of LCP (which shall be a third party beneficiary of this Section), that (i) all obligations, guaranties and other amounts of any and every kind owing by LCP under the Released Loan Documents are hereby satisfied in full and irrevocably discharged, terminated and released; (ii) each of the Released Loan Documents are hereby terminated and are of no further force or effect, other than those provisions therein that specifically survive termination pursuant to the specific terms thereof; (iii) all security interests and other liens granted to or held by the Administrative Agent under the Released Loan Documents are hereby forever and irrevocably satisfied, released and discharged; (iv) LCP is hereby authorized to file UCC termination statements for all UCC financing statements filed against LCP with respect to the security interests and other liens granted under the Released Loan Documents; and (v) the Administrative Agent shall take, at the Borrower’s expense, all reasonable additional steps (including executing and delivering additional documents, instruments or releases) requested by LCP as may be necessary or advisable to release the security interests and other liens granted under the Released Loan Documents and to further evidence the termination of all instruments of record with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARC TERMINALS HOLDINGS LLC

By:
Name:
Title:

ARC LOGISTICS PARTNERS LP

By:
Name:
Title:

ARC LOGISTICS LLC

By:
Name:
Title:

SUNTRUST BANK,
as the Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender

By:
Name:
Title:

2

CITIBANK, N.A.,
as a Lender

By:
Name:
Title:

3

WELLS FARGO BANK, N.A.,
as a Lender

By:
Name:
Title:

4

ANNEX II

Amended Exhibit to Credit Agreement

[Attached]

5

EXHIBIT 5.1(c)

Form of Compliance Certificate

[Date]

SunTrust Bank,

as the Administrative Agent

for the Lenders referred to below

3333 Peachtree Road / 8th Floor

Atlanta, Georgia 30326

Attention: Carmen Malizia

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Revolving Credit Agreement, dated as of November 12, 2013 (as amended and in effect on the date hereof, the “Credit Agreement”), among Arc Terminals Holdings LLC (the “Borrower”), certain of its Affiliates party thereto, the lenders from time to time party thereto and SunTrust Bank, as the Administrative Agent for such lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

I, [        ], being duly elected and qualified, and acting in my capacity as the [title of Responsible Officer] of the Borrower, DO HEREBY CERTIFY in my capacity as such, and not in my individual capacity, that:

1. The consolidated financial statements of the MLP and its Subsidiaries attached hereto for the [fiscal quarter][fiscal year] ending [date] fairly present in all material respects the financial condition of the MLP and its Subsidiaries as at the end of such [fiscal quarter][fiscal year] on a consolidated basis, and the related statements of income, stockholders’ equity and cash flows of the MLP and its Subsidiaries for such [fiscal quarter][fiscal year], in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of footnotes).

2. The calculations set forth in Annex 1 are computations of the financial covenants set forth in Article VI of the Credit Agreement calculated from the financial statements attached hereto in accordance with the terms of the Credit Agreement.

3. The calculations set forth in Annex 2 demonstrate that the percentage of Consolidated EBITDA directly attributable to Unrestricted Subsidiaries and any assets of the MLP and its Restricted Subsidiaries for which the Secured Parties do not have a valid, perfected security interest to secure the Obligations (other than any Capital Stock of Gulf LNG) does not exceed 25% of total Consolidated EBITDA of the MLP and its Restricted Subsidiaries, it being understood that any distributions from the Joliet Subsidiaries to the Loan Parties shall not be included for the purposes of this calculation.

4. Based upon a review of the activities of the MLP and its Restricted Subsidiaries and the financial statements attached hereto during the period covered thereby, as of the date hereof, there exists [no Default or Event of Default.][a Default or Event of Default as specified below:

and the Borrower [has taken][proposes to take] the following actions with respect thereto:

1

                                                                                                                                                                                                                         .]

5. [There has been no change in the legal name or type of organization of any Subsidiary or any new Subsidiaries as of the end of the fiscal [quarter][year] ending [date] from the Subsidiaries identified to the Administrative Agent and the Lenders [on the Closing Date][as of the most recent fiscal quarter].]

[A change has occurred in the legal name or type of organization of a Subsidiary or a new Subsidiary exists as of the end of the fiscal [quarter][year] ending [date] from the Subsidiaries identified to the Administrative Agent and the Lenders [on the Closing Date][as of the most recent fiscal quarter] as specified below:

                                                                                                                                                                                                                         .]

6. [No change in GAAP or the application thereof has occurred since the date of the most recently delivered audited financial statements of the MLP and its Subsidiaries to the extent the same has had a material effect on the financial statements accompanying such Compliance Certificate.]

[A change has occurred in GAAP or the application thereof since the date of the most recently delivered audited financial statements of the MLP and its Subsidiaries to the extent the same has had a material effect on the financial statements accompanying such Compliance Certificate and the effect of such change on the financial statements attached hereto is specified below:

                                                                                                                                                                                                                         .]

2

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

Name:	[ ]
Title:	[ ] of the Borrower

ANNEX 1

Calculations of Financial Covenants

[Attached]

2

ANNEX 2

Calculation of Unperfected Consolidated EBITDA

[Attached]

3

ANNEX III

Amended Schedules to Credit Agreement

[Attached]

SCHEDULE I

Commitment Amounts

Lender	Revolving Commitment Amount as of the Closing Date	Revolving Commitment Amount as of the JBBR Acquisition Effective Date
SunTrust Bank	$27,500,000	$40,000,000
Citibank, N.A.	$22,500,000	$32,500,000
Wells Fargo Bank, N.A.	$22,500,000	$32,500,000
Barclays Bank PLC	$17,500,000	$32,500,000
Regions Bank	$17,500,000	$32,500,000
Branch Banking and Trust Company	$15,000,000	$27,500,000
Capital One, National Association	$15,000,000	$27,500,000
Royal Bank of Canada	$12,500,000	$20,000,000
Bank Midwest, a division of NBH Bank, N.A.	$12,500,000	$15,000,000
OneWest Bank N.A.	$12,500,000	$15,000,000
Aggregate Revolving Commitment Amount	$175,000,000	$275,000,000

SCHEDULE 5.17

Post-Closing Matters

After the Closing Date:

(1) On or before November 26, 2013, the Borrower shall deliver to the Administrative Agent a certificate of good standing for Arc Logistics LLC from the Secretary of State of the State of Alabama.

(2) On or before December 1, 2013, the Borrower shall deliver to the Administrative Agent a pro forma balance sheet of the MLP and its Subsidiaries as of the Closing Date.

After the JBBR Acquisition Effective Date:

(3) On or before the date that is 30 days after the JBBR Acquisition Effective Date, the Loan Parties shall deliver to the Administrative Agent certificates of insurance describing the types and amounts of liability insurance maintained by any of the Joliet Subsidiaries, in each case (other than in the case of any pollution insurance policy) naming the Administrative Agent as additional insured.

(4) On or before the date that is 60 days after the JBBR Acquisition Effective Date, if requested by the Administrative Agent in order to preserve or protect the Liens created by the Mortgages or the continuing validity or priority of any such Lien, the Loan Parties shall deliver to the Administrative Agent each of the following, in form and substance satisfactory to the Administrative Agent:

(a) amendments to the Mortgages covering all Mortgaged Property, duly executed by each applicable Loan Party;

(b) endorsements to the title insurance policies with respect to such Mortgages, in such amounts reasonably acceptable to the Administrative Agent;

(c) evidence that counterparts of such amendments are in form for recording in the recording office of all applicable political subdivisions and places to the extent necessary or desirable, in the judgment of the Administrative Agent, to maintain a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof and evidence of payment by the Borrower of all title policy premiums, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such amendments and issuance of such endorsements referred to above; and

an opinion of counsel (i) in each state in which any Mortgaged Property for which any such amendment will be executed is located and (ii) in each state in which any Mortgaged Property for which any such amendment will not be executed is located, in each case from counsel reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent, the Issuing Bank and each of the Lenders and covering such matters relating to the Mortgages as the Administrative Agent shall reasonably request.